Exhibit 10.4

ASSET PURCHASE AGREEMENT

BY AND AMONG

MERCURY MARQUIS HOLDINGS, LLC,

THE “COMPANY,”

AND

ZAYO COLOCATION, INC.,

“BUYER”

DATED AS OF DECEMBER 30, 2011

i

ii

SCHEDULES

List to be supplied.

EXHIBITS

A	—	Spreadsheet for Proposed Closing Statement

B	—	Accounting Principles

C	—	Escrow Agreements (Indemnification Escrow (C-1) and Customer Renewal Escrow (C-2)

D	—	Assignment and Assumption Agreement (D-1) and Bill of Sale (D-2)

E	—	Assignment and Assumption of Lease

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of December 30, 2011 (this “Agreement”), is entered into by and among MERCURY MARQUIS HOLDINGS, LLC, a limited liability company organized under the laws of the state of Nevada (“Company”) and Zayo Colocation, Inc (“Buyer”).

W I T N E S S E T H:

WHEREAS, the Company is in the business of operating a single data center providing colocation services (the “Business”);

WHEREAS, Company is the owner of the assets set forth in Section 2.1 hereto used in the Business located at 7185 Pollock Drive, Las Vegas, Nevada 89119 and is desirous of selling the Assigned Assets (as defined below) pursuant to the terms and conditions contained herein including Buyer’s assumption of the Assigned Liabilities; and

WHEREAS, Buyer is desirous of purchasing the Assigned Assets and agrees to assume the Assigned Liabilities pursuant to the terms and conditions contained herein; and

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Firm” has the meaning set forth in Section 2.5(b).

“Accounting Principles” means GAAP except as otherwise provided on Exhibit B.

“Action” means any litigation, complaint, suit, charge, claim, demand, action, arbitration, investigation, audit or other similar proceeding.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Assigned Assets” means all assets except Excluded Assets described in Section 2.2.

“Assigned Contracts” has the meaning set forth in Section 2.1(a)(ii).

“Assigned Customer Contracts” has the meaning set forth in Section 2.1(a)(ii).

“Assigned Intellectual Property Rights” has the meaning set forth in Section 2.1(a)(i).

“Assigned Lease” has the meaning set forth in Section 2.1(a)(ii).

“Assigned Payables” means all payables of the Company that are reflected in the Definitive Net Working Capital including those payables on Schedule 2.3(a)(i).

“Assigned Receivables” means all receivables except those set forth as Excluded Assets on Schedule 2.2.

“Assigned Vendor Contracts” has the meaning set forth in Section 2.1(a)(ii).

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement in the form attached as Exhibit D-1.

“Assignment and Assumption of Lease” means the assignment and assumption agreement assigning the Facility Lease in the form attached hereto as Exhibit E.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Authorized Officer” shall mean an authorized officer of Buyer of Company who is authorized to execute and perform this Agreement on behalf of Buyer or Company, as the case may be.

“Balance Sheet” has the meaning set forth in Section 3.3(a)(ii).

“Bank Street” means The Bank Street Group LLC.

“Base Cash Consideration” means $15,875,000.

“Bill of Sale” means the Bill of Sale in the form attached as Exhibit D-2.

“Business” has the meaning set forth in the recitals in this Agreement.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in Las Vegas, Nevada are open for the general transaction of business.

“Business Records” means all of the Company’s books, records, files and correspondence, whether in physical, electronic or other format, used or held in connection with or otherwise relating to the Assigned Assets and Assigned Liabilities or the Business including but not limited to (a) all corporate records, (b) executed copies of all of the Assigned Contracts (to the extent in the Company’s possession), (c) all documents related to equipment, product and other warranties pertaining to the Assigned Assets or the Business, (d) all technical information and data, maps, design layout records, computer files, diagrams, blueprints, schematics, operating data and plans, technical and user documentation, manuals, notes and working papers, (e) all regulatory and other filings made with or records required to be kept by any Governmental Entity (including all backup information on which such filings are based), other than filings or records to the extent primarily related to Excluded Taxes, (f) all research and development reports, (g) all network, equipment, service level, trouble ticket, root-cause, customer care and operating logs, analyses and reports, (h) all financial and accounting records and all electronic mail records, (i) all catalogs, brochures, sales literature, creative, promotional, advertising and marketing materials, and (j) all supplier and customer lists and files; provided, that “Books and Records” shall not include the Company’s company seal, minute books, Organizational Documents, stock or equity record books or any records or any other documents to the extent primarily related to the Excluded Taxes or organization, capitalization or existence of the Company. No representation or warranty is made by Company as to the Business Records for the period prior to Company’s acquisition of the Business except as otherwise set forth herein.

“Buyer” has the meaning set forth in the introductory paragraph to this Agreement.

“Buyer Indemnitee” has the meaning set forth in Section 6.2(a).

“Cap” has the meaning set forth in Section 6.5(a)(iii).

“Chosen Courts” has the meaning set forth in Section 7.12.

“Closing” has the meaning set forth in Section 2.7.

“Closing Date” has the meaning set forth in Section 2.7.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Indemnitee” has the meaning set forth in Section 6.2(b).

“Company Intellectual Property” has the meaning set forth in Section 3.10.

“Company Plans” means any plan, program or arrangement (written or oral) providing for insurance coverage, workers’ compensation, supplemental unemployment benefits, vacation benefits, retirement or pension benefits, life, health, disability or accident benefits or for deferred compensation, profit-sharing, equity-based awards or other forms of incentive compensation or post-retirement insurance, compensation or benefits that is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company or any of its ERISA Affiliates or under which the Company or any of its ERISA Affiliates has or may incur any liability and covers or has covered any employee, director or independent contractor or former employee of the Company or any of its ERISA Affiliates

“Company’s Knowledge” shall have the meaning set forth in Section 7.10.

“Competitive Activities” has the meaning set forth in Section 5.4(b).

“Confidential Information” has the meaning set forth in Section 5.5.

“Confidentiality Agreement” means the confidentiality agreement dated March 22, 2011, by and between the Company and Buyer.

“Consents” has the meaning set forth in Section 2.8.

“Contract” means any agreement, contract, obligation, indenture, instrument, lease, purchase order, license, note, bond, mortgage, promise, arrangement, commitment or undertaking (whether written or oral and whether express or implied) that is legally binding on any Person or any part of such Person’s property under applicable Law.

“Deductible” has the meaning set forth in Section 6.5(a)(ii).

“Definitive Closing Statement” means the Proposed Closing Statement as adjusted by Buyer and delivered to the Company within forty-five (45) days after Closing subject to the adjustment procedures described in Section 2.5.

“Definitive Indebtedness Amount” has the meaning set forth in Section 2.5(d).

“Definitive Net Working Capital Amount” has the meaning set forth in Section 2.5(d).

“Dispute Notice” has the meaning set forth in Section 2.5(a).

“Dispute Period” has the meaning set forth in Section 2.5(a).

“Environmental Claim” means any proceeding or notices of noncompliance or violation pending or threatened by any Person or Governmental Entity alleging Liability arising out of a Release or arising under Environmental Laws.

“Environmental Laws” means all federal, state, and local statutes, regulations, ordinances, and orders of any Governmental Entity relating to pollution or protection of the environment, or relating to the environment, public health or public safety insofar as any of these may be affected by the Release of, or exposure to, any Hazardous Material, as are in effect as of the Closing Date.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Plans” means any Person that is (or at any relevant time was) a member of a “controlled group of corporations” with or under “common control” with the Company as defined in Section 414(b) or (c) of the Code or that is otherwise (or at any relevant time was) required to be treated, together with the Company, or as the case may be, as a single employer under Sections 414(m) or (o) of the Code.

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreements” means the two (2) separate escrow agreements described in Section 2.4(b)(i) (the “Indemnification Escrow Agreement”) and Section 2.4(b)(ii) (the

“Customer Renewal Escrow Agreement”) and Section 2.6. Any references herein to the Escrow Agreement shall mean only the Indemnification Escrow Agreement if not otherwise specified. The Customer Renewal Escrow Agreement shall be used solely to fund portion of the Purchase Price payment described in Section 2.4(b)(ii) for the renewal of the United Online Contract and no other purpose.

“Escrow Amount” means the amount set forth in Section 2.4(b)(i) for the Indemnification Escrow and the amount set forth in Section 2.4(b)(ii) for the Customer Renewal Escrow.

“Excluded Assets” means those assets described in Section 2.2 which shall be retained by Company.

“Excluded Liabilities” shall have the meaning given to it in Section 2.3.

“Excluded Taxes” means any Taxes of the Company with respect to taxable periods (or portions thereof) ending on or before the Closing Date, except to the extent such Taxes have been accrued on the balance sheet and taken into account in the calculation of the Net Working Capital Amount and the Definitive Net Working Capital Amount.

“Exhibits” has the meaning set forth in Section 7.6.

“Facility Lease” means that certain commercial lease relating to the operating facility located at 7185 Pollock Drive, Las Vegas, Nevada, described on Schedule 2.1(a)(ii).

“Final Release Date” has the meaning set forth in Section 2.6(a) (for the Indemnification Escrow) and Section 2.6(b) (for the Customer Renewal Escrow).

“Financial Statements” has the meaning set forth in Section 3.3(a).

“Fundamental Representations and Warranties” means those representations and warranties contained in Section 3.1 (Organization and Qualification), Section 3.2 (Authority), Section 3.13 (Company Brokers), and title to Assigned Assets.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“General Survival Period Termination Date” has the meaning set forth in Section 6.1.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, including the following documents: certificate of incorporation, bylaws, limited partnership agreement, partnership agreement, certificate of limited partnership, limited liability company agreement, operating agreement, certificate of formation, trust agreement and declaration of trust instrument, and all other organizational and constitutional documents of such Person.

“Governmental Entity” means any United States (a) federal, state, local, municipal or other government, (b) governmental or quasi governmental entity of any nature (including any governmental agency, branch, department, division, bureau, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

“Hazardous Material” means hazardous substance, toxic substance, hazardous waste, pollutant, contaminant or dangerous material, chemical, asbestos, polychlorinated biphenyls, petroleum, petroleum products and derivatives, and fuel additives, including any substance, material or waste defined by or regulated under any Environmental Law.

“Indebtedness” means, with respect to any Person, without duplication: (a) indebtedness for borrowed money, whether current, short-term or long-term, secured or unsecured; (b) obligations evidenced by bonds, notes, debentures, letters of credit or similar instruments; (c) indebtedness shall include obligations of such Person as lessee under any leases (or other arrangement conveying the right to use) of real or personal property, or combination thereof, except for charges relating to current period without regard to whether or not capitalized or capitalizable in accordance with GAAP, except to the extent set forth on the Proposed Closing Statement; (d) obligations under conditional sale, title retention or similar agreements or arrangements creating an obligation with respect to the deferred purchase price of property (including “earn-out” payments); (e) obligations in respect of interest rate and currency obligation swaps, collars, caps, hedges or similar arrangements; (f) all accrued interest, premiums, penalties and other obligations relating to the foregoing payable in connection with the repayment thereof on or prior to the Closing Date; and (g) all obligations to guarantee any of the foregoing types of obligations on behalf of any other Person; provided that “Indebtedness” does not include any (i) agreement or arrangement creating an obligation with respect to payment of commissions by the Company to other Persons arising from or related to receipt of payment by the Company from its customers in the ordinary course of business consistent with past practice, and (ii) obligations to provide services or products under customer Contracts.

“Indebtedness Amount” means the aggregate amount of all Indebtedness of the Company being assumed at Closing by Buyer, excluding any Working Capital Liabilities and Indebtedness being paid pursuant to Section 2.6.

“Indemnified Party” has the meaning set forth in Section 6.3(a).

“Insurance Policies” has the meaning set forth in Section 3.11.

“Intellectual Property Rights” means all of the following, as they exist anywhere in the world: (a) patents, patent applications, inventions and other patent rights; (b) trademarks, service marks, trade dress, logos and trade names, all goodwill associated therewith and all registrations and applications therefor; (c) copyrights, copyright registrations and applications, and designs; (d) computer software programs, including all source code, object code, specifications and documentation related thereto; (e) Internet domain names and other computer identifiers; and (f) trade secrets, know-how, processes and procedures, databases, confidential business information and other proprietary information and rights.

“IRS” means the Internal Revenue Service.

“Law” means any U.S. federal, national, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, binding directive, requirement or rule of law (including common law).

“Lease” has the meaning set forth in Section 3.14(b).

“Leased Real Property” has the meaning set forth in Section 3.14(a).

“Liability” means any and all Indebtedness, losses, claims, charges, demands, Actions, damages, obligations, payments, costs and expenses, bonds, indemnities and similar obligations, covenants, contracts, controversies, omissions, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether due or to become due, fixed, contingent or absolute, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising, including, those arising under any Law, principles of common law (including out of any Contract or tort based on negligence or strict liability) Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys’ fees), whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated actions), order of any Governmental Entity or any award of any arbitrator or mediator of any kind, and those arising under any Contract, whether or not the same would be required by GAAP to be recorded or reflected in financial statements or disclosed in the notes thereto.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, charge, claim, option, voting or other restriction, right of first refusal or offer, right-of-way, covenant, condition, easement, adverse claims of ownership or use, encroachment or other survey defects, restriction on transfer or any other encumbrance of any nature whatsoever. For the avoidance of doubt, the term “Lien” shall be deemed to include any license of Intellectual Property Rights.

“Loss” has the meaning set forth in Section 6.2(a).

“Net Working Capital Amount” means, as of immediately prior to the Closing, an amount equal to the amount of Working Capital Assets of the Company less the amount of Working Capital Liabilities of the Company.

“Notice of Claim” means a written notice that reasonably specifies the basis for indemnification hereunder pursuant to which Losses are being claimed by an Indemnified Party.

“Owned Intellectual Property” has the meaning set forth in Section 3.10.

“Party” has the meaning set forth in the introductory paragraph to this Agreement.

“Permitted Liens” means (a) mechanics’, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts not in excess of $10,000 that are not yet delinquent or are being contested in good faith by appropriate proceedings, or for which adequate reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (c) non-monetary encumbrances (including matters that would be disclosed by an accurate survey or inspection of the Leased Property) and non-monetary restrictions on the Leased Real Property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the Company’s present uses or occupancy of such Leased Real Property or detract from the value of such property, (d) Liens granted to any lender at the Closing in connection with any financing by Buyer of the transactions contemplated hereby, (e) zoning, building codes and other land use Laws regulating the use or occupancy of any Leased Real Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property and (f) Liens described on Schedule 3.17.

“Person” means an individual, partnership, corporation, limited liability company, limited or general partnership, joint stock company, unincorporated organization, labor union, collective bargaining unit, association, trust, joint venture or other similar entity, whether or not a legal entity.

“Proposed Closing Statement” has the meaning set forth in Section 2.4(a).

“Purchase Price” means the price and adjustments determined in accordance with Section 2.4 and Section 2.5.

“Reconciling Adjustment Amount” has the meaning set forth in Section 2.5(d).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, depositing, dispersing, leaching, dumping, migrating or disposing of any Hazardous Material in or into the environment.

“Representatives” means, with respect to a Person, all directors, officers, employees, advisors, attorneys and accountants and other agents or representatives.

“Responsible Party” has the meaning set forth in Section 6.3(a).

“Schedules” has the meaning set forth in Section 7.6.

“Securities Act” means the Securities Act of 1933.

“Statute of Limitations Representations and Warranties” means those representations and warranties contained in Section 3.9 (Environmental Matters) and Section 3.12 (Tax Matters).

“Tax” means (a) any and all federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental (under Section 59A of the Code), customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, and any interest, penalties or additions to tax in respect of the foregoing (whether disputed or not), (b) any and all Liability for the payment of any items described in clause (a) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group) and (c) any and all Liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other person, or any successor or transferee Liability, in respect of any items described in clause (a) or (b) above.

“Tax Return” has the meaning set forth in Section 3.12.

“Territory” means, collectively, the states which are contiguous to the State of Nevada.

“Third Party Claim” has the meaning set forth in Section 6.3(a).

“Transaction Expense Amount” means, as of the Closing, the aggregate amount of Transaction Expenses.

“Transaction Expenses” means, to the extent not paid prior to the Closing, without duplication, all bonuses, all success fees, all severance payments, all change of control payments, all out-of-pocket costs and expenses and all other amounts payable to any Person by the Company and all legal, accounting, financial advisory and other third party advisory or consulting fees and other expenses incurred by the Company (to the extent such expenses are assumed by Buyer) in connection with the consummation of the transactions contemplated by this Agreement, including the fees and expenses of Bank Street.

“Working Capital Assets” means the current assets set forth on the Proposed Closing Statement attached as Exhibit A to this Agreement.

“Working Capital Liabilities” means the current liabilities set forth on the Proposed Closing Statement attached as Exhibit A to this Agreement.

ARTICLE 2

PURCHASE AND SALE

Section 2.1 Sale of Assets; Related Transactions.

(a) At the Closing, the Company shall cause to be sold, assigned, transferred, conveyed, and delivered to the Buyer good and valid title to the Assigned Assets, free and clear of any encumbrance. The Assigned Assets shall include, without limitation, the assets described in 2.1(a)(i) through 2.1(a)(xi). The Schedules referenced therein may have been prepared as of a period prior to the Closing Date and may not tie to the Working Capital Assets and Working Capital Liabilities at Closing without reconciling adjustments. Such Schedules shall be updated after the Closing Date to bring them current to the date of Closing in connection with the post-Closing adjustments under Section 2.5.

(i) Intellectual Property Rights and related goodwill owned, used or held for use by the Company in connection with the operation of the Business (including the Intellectual Property Rights identified on Schedule 2.1(a)(i) (“Assigned Intellectual Property Rights”);

(ii) all rights of the Company under (a) all Contracts with customers for the purchase of products and/or services of the Business identified in Schedule 2.1(a)(ii) (the “Assigned Customer Contracts”), (b) all Contracts with vendors, suppliers, licensors and service providers relating to the Business identified in Schedule 3.5(a)(v) (the “Assigned Vendor Contracts”), and (c) the Facility Lease identified in Schedule 3.14(b) (the “Assigned Lease”) and, together with the Assigned Customer Contracts, the Assigned Vendor Contracts and the Assigned Intellectual Property Rights Agreements, the “Assigned Contracts”;

(iii) all equipment, materials, prototypes, tools, supplies, furniture, improvements, computer hardware and other tangible assets owned, used or held for use by the Company in connection with the operation of the Business including the assets described on Schedule 2.1(a)(iii), which lists the material assets in such categories;

(iv) all rights, claims (including claims for past infringement or misappropriation of Intellectual Property Rights) and causes of action of the Company relating to the Business against other Persons (regardless of whether or not such claims and causes of action have been asserted by the Company), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by the Company and related to the Business (regardless of whether such rights are currently exercisable);

(v) all Assigned Receivables including the assets described on Schedule 2.1(a)(v);

(vi) Intentionally Deleted;

(vii) all Business Records;

(viii) any prepaid expenses and any deposits, prepayments, guaranties, letters of credit and other security deposits held by the Company or by a third party on behalf of the Company in connection with the operation of the Business, including but not limited to, those shown on Schedule 2.1(a)(viii);

(ix) to the extent not covered in this Section 2.1, any assets included in the calculation of Working Capital Assets as finally determined under Section 2.5; and

(x) unpaid amounts on invoices dated January 1, 2012, as of the Closing Date, which were issued on December 15, 2011 as set forth on Schedule 2.1(a)(x), net of amounts that relate to services rendered prior to the Closing Date (e.g., those shown as overages on Schedule 2.1(a)(x) (the “Advance Invoice Amounts”).

(xi) all other tangible and intangible assets owned, used or held for use by Company that are related to the Business that the Buyer reasonably determines are necessary, appropriate or desirable in the operation of the Business after the Closing Date, including, without limitation, software licenses resident on or for laptops, desktops, servers, and other hardware and all customer application software (and related source code).

Section 2.2 Excluded Assets.

(a) Notwithstanding anything to the contrary contained in this Agreement, the parties agree that the Company is not selling, assigning, transferring, conveying or delivering to the Buyer, and the Assets shall not include, the following (the “Excluded Assets”):

(i) all cash and cash equivalents of Company;

(ii) all rights of Company under this Agreement and the other agreements included therein;

(iii) any Contracts that are not scheduled;

(iv) Company’s insurance policies;

(v) Any other assets that are specifically identified as excluded in the appropriate Disclosure Schedule;

(vi) Microsoft Dynamics NAV – license number: 5391416;

(vii) Jet Reports – license number: US-ZA-032-YKHXA-8;

(viii) Dell PowerEdge 2950 Dell Service Tag #F3NFTJ1.

Section 2.3 Assumed Liabilities; Excluded Liabilities.

(a) At the Closing, the Buyer shall assume only the following Liabilities (the “Assumed Liabilities”):

(i) Assigned Payables;

(ii) existing liabilities for Paid Time-Off for all Company employees calculated as of Closing by Company on the proposed Closing Statement, Assigned Vendor Contracts and Assigned Leases to the extent reflected in the Net Working Capital in the Definitive Closing Statement or arising after the Closing Date;

(iii) the Liabilities relating to the Assigned Assets arising after the Closing Date;

(iv) the Liabilities of the Company under the Assigned Contracts, but only to the extent that such Liabilities (A) arise after the Closing Date and (B) do not arise from or relate to any breach, violation or default by the Company of any provision of any of such Assigned Contracts prior to the Closing Date;

(v) the capital leases set forth on Schedule 3.5(a)(ii); and

(vi) to the extent not covered in this Section 2.1, Liabilities including accrued liabilities included in the calculation of Working Capital Liabilities as finally determined under Section 2.5.

(b) The Company shall retain, and shall be responsible for paying, performing and discharging when due all, and the Buyer shall not assume or have any responsibility for, any Liabilities of the Company or the Business as of the Closing Date other than the Assumed Liabilities (the “Excluded Liabilities”), including Excluded Taxes and those Liabilities disclosed on Schedule 2.3(b).

(c) The Buyer shall be responsible for paying, performing, and discharging when due all Assumed Liabilities.

Section 2.4 Purchase Price.

(a) Initial Cash Consideration. The spreadsheet attached hereto as Exhibit A (the “Proposed Closing Statement”) sets forth the Company’s estimated determination of: (i) the Net Working Capital Amount (the “Estimated Net Working Capital Amount”) and (ii) the Indebtedness Amount (the “Estimated Indebtedness Amount”), along with reasonable supporting documentation used in the preparation of the Proposed Closing Statement. The Proposed Closing Statement shall have been prepared in accordance with the Accounting Principles and based on the books and records of the Company and shall be accompanied by a certification of Company’s Authorized Officer to the effect that the Proposed Closing Statement has been so prepared. At the Closing the Buyer shall pay for the sale of the Assigned Assets: (a) cash in the aggregate amount equal to (i) Fifteen Million Eight Hundred Seventy-Five Thousand Dollars ($15,875,000) (the “Base Cash Consideration”) plus or minus (ii) the Estimated Net Working Capital Amount (which shall be a subtraction if the Estimated Net Working Capital Amount is negative) minus (iii) the Estimated Indebtedness Amount (the “Initial Cash Consideration”).

(b) The Buyer shall pay the Initial Cash Consideration at the Closing, payable as follows and as shall be set forth in detail on the Proposed Closing Statement (as defined below):

(i) The Buyer shall deposit the sum of Eight Hundred Twelve Thousand Five Hundred Dollars ($812,500) with the Escrow Agent as the Indemnification Escrow.

(ii) If the Company has not secured a term agreement extension with Company’s largest customer, United Online, that (i) extends committed service term through minimum of December 1, 2013, and (ii) at pricing rates that deliver a minimum of one-hundred thirty-seven thousand seven hundred fifty dollars ($137,750) average per month of revenue over the term of the renewal period agreement for the same services as provided by Company to United Online immediately preceding the date hereof (the “Customer Renewal”), the Buyer shall deposit the sum of One Million Eight Hundred Seventy-Five Thousand Dollars (1,875,000) with the Escrow Agent, which shall be deemed the “Customer Renewal Escrow.” The Customer Renewal Escrow will be released and paid to Company at such time as the Buyer secures the Customer Renewal. If the Buyer fails to secure the Customer Renewal by December 31, 2012, the Customer Renewal Escrow shall be released by Escrow Agent to Buyer. Company and Buyer agree: (A) Buyer shall have the right to negotiate with United Online post-Closing in accordance with the criteria described above (the “Renewal Criteria”) and Company shall have the right to participate in such negotiation; (B) Buyer shall act in good faith regarding obtaining a renewal consistent with the Renewal Criteria; and (C) Buyer and Company shall cooperate and share information regarding the renewal of United Online.

(iii) Buyer shall pay the remaining Initial Cash Consideration as follows:

(1)	Payment of such transaction fees and expenses and other liabilities as listed on the Proposed Closing Statement.

(2)	Any remaining portion of the Initial Cash Consideration shall be paid by wire transfer as the Company shall direct.

(c) The Buyer shall assume the Assumed Liabilities by delivering to the Company an Assignment and Assumption Agreement in substantially the form of Exhibit D-1 (the “Assignment and Assumption Agreement”).

Section 2.5 Adjustment to the Purchase Price.

(a) The Buyer shall review the Proposed Closing Statement within forty-five (45) days following Closing to determine if any adjustments to the Proposed Closing Statement should be made for any differences between the estimated amounts contained in the Proposed Closing Statement and actual amounts as determined by Buyer after Closing. Buyer shall prepare any proposed adjustments along with such information as is necessary for Company to review the proposed adjustments (the “Definitive Closing Statement”). If the Company disagrees with the Definitive Closing Statement as adjusted, the Company shall notify Buyer in writing of such disagreement (a “Dispute Notice”) within fifteen (15) days after receipt of the Proposed Closing Statement, which Dispute Notice shall specify in reasonable detail the items and amounts in dispute. If the Company does not deliver a Dispute Notice within such fifteen (15) day period, then the Company will have been deemed to have accepted the Definitive Closing Statement, which shall be final, conclusive and binding upon all Parties. For a period of fifteen (15) days following Company’s receipt of a Dispute Notice (the “Dispute Period”), Representatives of Buyer and the Company shall use their reasonable best efforts to resolve all disagreements with respect to the Definitive Closing Statement set forth in such Dispute Notice through the joint consultation of Buyer and the Company. For purposes of evaluating the adjustments to the Proposed Closing Statement, Buyer shall provide reasonable access to the Company and its accountants and other Representatives, at the Buyer’s offices in Las Vegas, Nevada, upon advance notice and during normal business hours, to any financial information created or used in connection with the preparation of the Definitive Closing Statement, and otherwise shall reasonably cooperate and assist the Company and its accountants and other Representatives to analyze the Definitive Closing Statement as adjusted.

(b) If Company and the Buyer are unable to resolve all of their disputes with respect to the Definitive Closing Statement within the Dispute Period, then any remaining disputes (and only such remaining disputes) shall be resolved by an independent regional or national accounting firm selected by the Company and Buyer. If Company and Buyer shall not be able to agree on the selection of an accounting firm, the accounting firms used by Company and Buyer shall make such selection in good faith. If they cannot agree on an accountant, the arbitration procedure provided in Section 7.16 shall be used to select the accountant. Such accounting firm shall be the “Accounting Firm” for purposes of this Agreement. Each of Buyer and the Company shall instruct the Accounting Firm to render a determination of the applicable dispute(s) within thirty (30) days after referral of the matter to the Accounting Firm, which determination shall be in writing and shall set forth, in reasonable detail, the basis therefor. The determination of the Accounting Firm shall be conclusive and binding upon the Parties, and the Parties agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced. The scope of disputes to be resolved by the Accounting Firm shall be limited to whether the items in dispute that were included in the Dispute Notice were prepared in accordance with the Accounting Principles and the Accounting Firm shall determine, on such basis, whether and to what extent the Definitive Closing Statement requires adjustment. The Accounting Firm shall not make any other determination. Any determination by the Accounting Firm regarding any matter other than that set forth in a Dispute Notice as provided herein shall not be binding on the Parties. The Accounting Firm’s decisions shall be based solely on presentations by Buyer and the Company and their respective Representatives, and not by independent review, and the Accounting Firm shall only address those issues in dispute specifically set forth on the Dispute Notice. In resolving any disputed item, the Accounting Firm shall not assign a value to any item that is greater than the greatest value for such item claimed by either Party or that is less than the smallest value for such item claimed by either Party. The Accounting Firm shall have no authority to resolve any other dispute or resolution involving the interpretation, meaning or performance by any Party under any provision of this Agreement or any other agreement entered into in connection therewith. The costs, fees and expenses of the Accounting Firm shall be allocated between Buyer and the Company in the same proportion that the aggregate amount of the disputed items submitted to the Accounting Firm that is unsuccessfully disputed by each such Party (as finally determined by the Accounting Firm) bears to the total amount of such disputed items so submitted. For example, if the Company challenges the calculation of the Proposed Closing Statement by an amount of $100,000, but the Accounting Firm determines that the Company has a valid claim for only $40,000, Buyer shall bear forty percent (40%) of the fees and expenses of the Accounting Firm and Company shall bear the other sixty percent (60%) of such fees and expenses.

(c) Company and Buyer shall revise the Definitive Closing Statement and the calculation of the Reconciling Adjustment Amount as appropriate to reflect the resolution of the objections (as agreed upon by Buyer and the Company or as determined by the Accounting Firm) and deliver it to each party within five (5) Business Days after the resolution of such objections. Such revised statement shall be deemed to constitute the Definitive Closing Statement, which shall be final, conclusive and binding upon all Parties.

(d) The term “Reconciling Adjustment Amount” means an amount, which may be positive or negative, equal to (i) the amount, if any, by which the Net Working Capital Amount set forth in the Definitive Closing Statement (“Definitive Net Working Capital Amount”) is greater than the Estimated Net Working Capital Amount, minus (ii) the amount, if any, by which the Definitive Net Working Capital Amount is less than the Estimated Net Working Capital Amount, minus (iii) the amount, if any, by which the Indebtedness Amount set forth in the Definitive Closing Statement (“Definitive Indebtedness Amount”) is greater than Estimated Indebtedness Amount, plus (iv) the amount, if any, by which the Definitive Indebtedness Amount is less than Estimated Indebtedness Amount.

(e) Reconciling Adjustment Amount.

(i) If the Reconciling Adjustment Amount is positive, Buyer shall pay, or cause to be paid, to the Company the absolute value of the Reconciling Adjustment Amount by wire transfer of immediately available funds within five (5) Business Days after the Definitive Closing Statement shall have become final, conclusive and binding to an account designated by the Company.

(ii) If the Reconciling Adjustment Amount is negative, the Escrow Agent shall pay to Buyer (or its designee) by release of funds from the Escrow Fund the absolute value of the Reconciling Adjustment Amount within five (5) Business Days after the Definitive Closing Statement shall have become final, conclusive and binding to an account designated by Buyer.

(iii) If the Reconciling Adjustment Amount is equal to zero, no payment shall be made by any Party pursuant to this Section 2.5 (other than in respect of costs, fees and expenses of the Accounting Firm, as applicable).

Section 2.6 Escrow. Company and Buyer shall establish two (2) separate Escrow Agreements for the Indemnification Escrow and the Customer Renewal Escrow as described in Section 2.4(b).

(a) Indemnification Escrow.

(i) The Escrow Amount deposited by Buyer pursuant to Section 2.4(b)(i) shall be distributed in accordance with the terms of this Agreement and the Indemnification Escrow Agreement. The Escrow Amount, as adjusted from time to time, together with any interest earned thereon, shall be referred to as the “Indemnification Escrow Fund.”

(ii) On the date (the “Final Release Date”) that is three hundred sixty (360) days from the Closing Date, the Escrow Agent shall pay to the Company an amount equal to the amount then remaining in the Indemnification Escrow Fund, if any, minus the sum of (without duplication) (A) the aggregate amount of indemnification claims initiated by Buyer Indemnitees and finally determined pursuant to the terms of this Agreement and not paid as of the Final Release Date and (B) the aggregate amount of unresolved indemnification claims timely initiated in good faith by Buyer Indemnitees pursuant to this Agreement as of the Final Release Date, which amount shall be retained by the Escrow Agent until the Escrow Agent receives joint written instructions of Buyer and the Company or such claims are finally resolved in accordance with the terms of the Indemnification Escrow Agreement.

(iii) The Company shall be treated as the owner of the Indemnification Escrow Fund for all U.S. federal income tax purposes.

(b) Customer Renewal Escrow.

(i) The Escrow Amount deposited by Buyer pursuant to Section 2.4(b)(ii) shall be deposited in the Customer Renewal Escrow and shall be distributed in accordance with the terms of this Agreement and the Customer Renewal Escrow Agreement (when and if Company delivers evidence of the renewal of United Online in accordance with the Renewal Criteria).

(ii) On December 31, 2012 (the Final Release Date”), the Escrow Agent shall pay to the Buyer any remaining amount of the Customer Renewal Escrow Fund.

(iii) The Company shall be treated as the owner of the Customer Renewal Escrow Fund for all U.S. federal income tax purposes.

(c) The Indemnification Escrow and the Customer Renewal Escrow shall be separate for all purposes. The Customer Renewal Escrow shall not be used for the indemnification funding described in Article 6, which shall be funded solely by the Indemnification Escrow.

Section 2.7 Closing; Closing Deliveries.

(a) The closing of the sale of the Assigned Assets to the Buyer (the “Closing”) shall take place on or before December 30, 2011 at the offices of McDowell, Rice, Smith & Buchanan, P.C. at 10:00 a.m. local time or on such other date as the parties may jointly designate. For purposes of this Agreement, “Closing Date” shall mean the time and date as of which the Closing actually takes place.

(b) At or prior to the Closing Date, as applicable, the Company shall deliver, or cause to be delivered, to the Buyer:

(i) such executed bills of sale, endorsements, assignments and other documents as may (in the reasonable judgment of the Buyer or its counsel) be necessary, appropriate or desirable to assign, convey, transfer and deliver to the Buyer good and valid title to the Assigned Assets free of any Liens other than Permitted Liens;

(ii) the Assignment and Assumption Agreement, executed by the Company;

(iii) the Bill of Sale executed by the Company;

(iv) the Indemnification Escrow Agreement and Customer Renewal Escrow Agreement, executed by the Company the Escrow Agent, as applicable;

(v) any Consents identified on the Disclosure Schedules, in form and substance reasonably satisfactory to the Buyer (which Consents shall be in full force and effect);

(vi) a duly executed statement, issued by a qualified substitute of the Company pursuant to Section 1445(b)(9) of the Code, dated as of the Closing Date, sworn under penalty of perjury, and in a form reasonably acceptable to the Buyer, stating that such qualified substitute has in its possession an affidavit of owner of the Company, prepared in accordance with Section 1445(b)(2) of the Code and the Treasury Regulations issued thereunder, that such owner is not a “foreign person” as defined in Section 1445 of the Code;

(vii) a Uniform Commercial Code search of the Company within ten (10) days of the Closing Date evidencing that no security interests are filed against any of the Assigned Assets ;

(viii) any consent or other approval required by lessor for the Buyer to assume the Facility Lease;

(ix) resolution of the Company’s members and managers approving the Transactions and the Transaction Agreements, certified by an appropriate officer of Company;

(x) certificate of good standing, dated within ten (10) days prior to the Closing Date, including tax good standing of Company issued by the Secretary of State of Nevada;

(xi) the certificate of the Company dated as of the Closing Date certifying that the conditions precedent have been satisfied in all respects and all representations, warranties and covenants are true at Closing; and

(xii) such other documents as the Buyer may reasonably request in good faith for the purpose of otherwise facilitating the consummation or performance of any of the Transactions.

(c) At or prior to the Closing Date, as applicable, the Buyer shall deliver, or cause to be delivered, to the Company:

(i) the Initial Cash Consideration, payable as provided in Section 2.4;

(ii) the Assignment and Assumption Agreement, executed by the Buyer;

(iii) the Indemnification Escrow Agreement and the Customer Renewal Escrow Agreement, executed by the Buyer and the Escrow Agent; and

(iv) the certificate of the Chief Executive Officer or Chief Financial Officer of the Buyer dated as of the Closing Date certifying that the conditions set forth herein have been satisfied in all respects.

Section 2.8 Third-Party Consents. Notwithstanding the foregoing, nothing in this Agreement shall be construed as an attempt by the Company to assign any Assigned Contract to the extent that such Assigned Contract is not assignable without the necessary Consent of the other party or parties thereto. From and after the date hereof (including after the Closing Date), the Buyer and the Company each agree to use good faith efforts, and to cooperate with each other, to obtain any such Consent necessary to transfer any Assigned Contract. Additionally, the Company shall take or cause to be taken such actions in its name or otherwise as the Company may reasonably determine so as to provide the Buyer with the benefits of the Assigned Contracts and to effect collection of money or other consideration that becomes due and payable to Buyer under such Assigned Contracts. The Company shall not be required to pay any compensation or other consideration, or incur any expenses, in connection therewith. Following the Closing, pending or in the absence of any such Consent, the Buyer and the Company shall cooperate with each other in any reasonable and lawful arrangements to provide to the Buyer the benefits of use of any Assigned Contract that is not assignable to the Buyer. At such time that any such Consent has been obtained, the Company shall provide the Buyer with a copy thereof, and thereafter, the Assigned Contract associated with such Consent shall be assigned or transferred to the Buyer automatically without any other conveyance or other action by the parties.

Section 2.9 Sales Taxes. The Company shall bear and pay, and shall reimburse the Buyer for, any sales Taxes, use Taxes, transfer Taxes, documentary charges, recording fees, or similar Taxes, charges, fees or expenses that may become payable in connection with the sale of the Assigned Assets to the Buyer or in connection with any of the other Transactions.

Section 2.10 Bulk Transfer Laws. Buyer hereby waives compliance by Company with the requirements and provisions of any “bulk transfer” Laws of any jurisdiction within the United States that may otherwise be applicable with respect to the sale of any or all of the Assigned Assets to Buyer; provided, however, that Company agrees (i) to pay and discharge when due or to contest or litigate all claims of creditors which are asserted against Buyer or the Assigned Assets by reason of such noncompliance, (ii) to indemnify, defend and hold harmless Buyer from and against any and all such claims in the manner provided in Article 6 and (iii) to take promptly all necessary action to remove any encumbrance which is placed on the Assigned Assets by reason of such noncompliance.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the correspondingly numbered section of the Schedules attached hereto, the Company makes the following representations and warranties set forth herein to Buyer: Company acquired the Business and Business Records being transferred hereunder by purchase on August 31, 2010. Certain of Company’s warranties and representations herein are limited or qualified by this period of ownership and operation of the Business of Company and further qualified as provided in Section 7.10.

Section 3.1 Organization and Qualification.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Nevada. The Company has the requisite corporate power and authority, and all necessary governmental approvals, to own, lease and operate its properties and to carry on its businesses as presently conducted.

(b) The Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof) in each jurisdiction in which the ownership, leasing or operation of property by the Company or the nature of the business conducted by the Company makes such qualification or licensing necessary.

Section 3.2 Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company (assuming that this Agreement has been duly and validly authorized, executed and delivered by Company and Buyer), enforceable against the Company in accordance with its terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (b) to the extent that the availability of equitable remedies, including, specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 3.3 Company Financial Statements.

(a) Attached hereto as Schedule 3.3(a) are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”), which have been previously provided to Buyer:

(i) the audited balance sheet of the Company and the related audited statements of income and cash flows for the following periods: fiscal year ended December 31, 2008; fiscal year ended December 31, 2009; fiscal period ended August 31, 2010; fiscal period ended December 31, 2010; and

(ii) the unaudited balance sheet of the Company as of September 30, 2011 (the “Balance Sheet”) and the related unaudited statements of income and cash flows for the nine (9) month period ending on such date.

(b) The Financial Statements: (i) have been prepared from, and are in accordance with, the books and records of the Company; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be expressly indicated in the notes thereto and as set forth on Exhibit B and except, in the case of unaudited interim Financial Statements, for the absence of footnotes and subject to year-end adjustments in amounts that are immaterial in nature, individually and in the aggregate, and consistent with past practice), and (iii) fairly present, in all material respects, the financial position of the Company as of the dates thereof and its results of operations for the periods then ended, in accordance with GAAP (subject, in the case of the unaudited interim Financial Statements, to the absence of footnotes and to year-end adjustments).

Section 3.4 Consents and Approvals; No Violations. Assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 4.3, no notice to, filing with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will, with or without due notice or lapse of time or both, individually or taken together with any other event or election of any Person, or any combination thereof: (i) conflict with or result in any breach of any provision of the Company’s Governing Documents, or (ii) result in a violation or breach of, or cause acceleration, or constitute a default (or give rise to any right of termination, cancellation or acceleration) or event of default, or require approval or the delivery of notice to any Person, under any of the terms, conditions or provisions of any Contract (including any Lease) to which the Company is party or by which any of its properties or assets may be bound.

Section 3.5 Significant Contracts.

(a) Schedule 3.5(a) sets forth a true and complete list of the following Contracts to which the Company is a party or are otherwise bound (the Contracts within any of the following categories (whether or not set forth on such Schedule), the “Significant Contracts”):

(i) all Contracts for the employment of any officer, individual employee or other Person on a full time, part-time or consulting providing annual compensation in excess of $50,000, other than any “at will” contract that may be terminated by the Company upon thirty (30) days’ or less advance notice without penalty or further Liability, or that provide for any payments to such Person or other Liabilities of the Company upon a termination of employment for any reason, and all Company Plans;

(ii) all Contracts under which the Company is lessee of or holds, uses or operates any tangible property (other than real property), owned by any other Person, except for any Contract under which the aggregate annual rental payments do not exceed $10,000 and the total aggregate rental payments do not exceed $50,000;

(iii) all Contracts (other than customer Contracts) under which the Company is lessor of or permits any third party to hold, use or operate any tangible property (other than real property), owned or controlled by the Company, except for any Contract under which the aggregate annual rental payments do not exceed $10,000 and the total aggregate rental payments do not exceed $50,000;

(iv) customer Contracts for the largest ten (10) customers of the Company (by gross revenue) for each of the twelve (12) month period ended December 31, 2010 and the nine (9) month period ended September 30, 2011;

(v) all supply Contracts that are not terminable by the Company upon ninety (90) days’ or less notice without penalty or further Liability to the Company and that require more than $25,000 in annual payments or more than $100,000 in total aggregate payments over the remainder of the term to be made by the Company;

(vi) all Contracts that are terminable upon, or prohibit assignment upon, a change of control or ownership of the Company, a sale of the Company’s assets, or the transactions contemplated by this Agreement;

(vii) any license or other agreement relating to Intellectual Property Rights, other than licenses for generally commercially available, “off-the-shelf” software with total annual license fees less than $10,000 and with total aggregate license fees less than $50,000; or

(viii) any other Contract that is material to the Business.

(b) To the Company’s knowledge, all Significant Contracts are valid, binding and enforceable in accordance with their terms against the Company and each other party thereto, and are in full force and effect. The Company has performed all material obligations imposed on it under such Contracts, and neither the Company nor any other party thereto is in material default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a material default by the Company or, to the knowledge of the Company, any other party thereunder. To the Company’s knowledge, there is no pending disagreement or dispute with any other party to any Significant Contract, nor is there any pending request or process for amendment of any Significant Contract. Accurate and complete copies of each written Significant Contract (and written summaries of the terms of any oral Significant Contract) have been delivered or otherwise made available to Buyer. As of the date of this Agreement, the Company has not received any notification that any party to a Significant Contract intends to cancel, terminate, materially modify, refuse to perform or refuse to renew such Contract (if such Contract is renewable) except as disclosed herein.

Section 3.6 Absence of Changes. During the period beginning on September 1, 2010 and ending on the date of this Agreement, the Company has conducted the Business in the ordinary course. During the period beginning January 1, 2011 and ending on the date of this Agreement, there has not been any change, event or development, or prospective change, event or development not disclosed herein that, individually or in the aggregate, has or is reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that is or would reasonably be expected to be materially adverse to the Business or a material portion of the Assigned Assets.

Section 3.7 Litigation. There is no Action pending or, to the Company’s knowledge, threatened or under investigation against the Company before any Governmental Entity. The Company is not subject to any outstanding writ, judgment, injunction, rule, order or decree.

Section 3.8 Compliance with Applicable Law. (a) The Company holds all permits, licenses, approvals, certificates and other authorizations of and from all, and has made all declarations and filings with, Governmental Entities necessary for the lawful conduct of the Business as presently conducted and as conducted consistent with past practice; (b) to the Company’s knowledge, the Company and the Business are operated in compliance with all applicable Laws, policies and guidelines of all Governmental Entities; and (c) there is no Action pending or, to the Company’s knowledge, threatened by any Governmental Entity with respect to any alleged violation by the Company of any Law, policy or guideline of any Governmental Entity.

Section 3.9 Environmental Matters. The Company has not received any written notice or claim of any violation of, or Liability under any Environmental Laws.

Section 3.10 Intellectual Property. The Company owns, licenses or otherwise has a valid and enforceable right to use all Intellectual Property Rights material to the conduct of the Business as currently conducted (the “Company Intellectual Property”). Schedule 3.10 sets forth a list of all (a) patents and other registrations of Intellectual Property Rights owned by the Company; (b) patent applications or applications for registration of other Intellectual Property Rights owned by the Company; and (c) material unregistered Intellectual Property Rights owned by the Company

(collectively, the “Owned Intellectual Property”). All of the registrations, issuances and applications set forth on Schedule 3.10 are valid, in full force and effect. The Company exclusively owns all right, title and interest in and to the Owned Intellectual Property free and clear of all Liens. There is not pending or, to the Company’s knowledge, threatened against the Company any claim by any third party contesting the use of any Company Intellectual Property or the ownership of any Owned Intellectual Property by the Company, or alleging that the Company is infringing any Intellectual Property Rights of a third party in any material respect. There are no claims pending that have been brought by the Company against any third party alleging infringement of any Company Intellectual Property Rights and the Company has no present intention of bringing any such claims against any third parties. To the Company’s knowledge, all material software required for the operation of the Business performs in all material respects in conformance with the purposes and functionality for which it is intended. The Company takes reasonable precautions, consistent with its internal policies and procedures and, to the knowledge of the Company, in compliance with all applicable Laws, to protect personally identifiable information provided by its customers from unauthorized disclosure or use. None of the Company’s customer Contracts require the Company to maintain a disaster recovery plan to safeguard its customers’ information in the event of a disaster. The Company has made back-ups of all material software and data of the Company that cannot be easily recreated or restored, and has arranged for such back-ups at a secure location.

Section 3.11 Insurance. Schedule 3.11 contains a true and complete list of all insurance policies owned or held by the Company or for the benefit of the Business, specifying the insurer, the amount of and nature of coverage, the risk insured against, the deductible amount (if any) and the date through which coverage shall continue by virtue of premiums already paid, and all fidelity bonds and other forms of insurance (the “Insurance Policies”), together with the claims history or circumstances reported which could give rise to a claim for the Company during the past three (3) years with respect to claims relating to the Company or the Business. All of the Insurance Policies are in full force and effect, the Company has not reached or exceeded its policy limits for any Insurance Policy, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid and no notice of cancellation or termination has been received by the Company with respect to any such Insurance Policies. The Company has previously provided to Buyer true and complete copies of all Insurance Policies.

Section 3.12 Tax Matters.

(a) The Company is a wholly owned Nevada limited liability company. The Company is, and at all times has been, a disregarded entity for federal income tax purposes and has no obligation to file a separate federal income tax return.

(b) The owner of the Company or the Company have prepared and duly filed with the appropriate domestic, federal, state, local and foreign taxing authorities all material tax returns, information returns, statements, forms, filings, reports, declarations, elections, disclosures, claims for refunds, estimates and other information, including any schedule or attachment thereto or amendment thereof (each a “Tax Return”) required to be filed by or with respect to the Company and all such Tax Returns are true, correct and complete in all material respects, and no material fact has been omitted therefrom. The Company has not incurred any Tax Liabilities which are not reflected on its financial statements. The Company has timely withheld or collected from its employees, independent contractors, creditors, stockholders and third parties all material Taxes required to be withheld or collected by the Company and all such Taxes have been timely paid over to the appropriate Governmental Entity in compliance with all Tax withholding and remitting provisions of applicable Laws, and the Company has complied in all material respects with all Tax information reporting provisions of all applicable Laws.

(c) All Taxes due and payable by the Company (whether or not shown on any Tax Return) have been paid in full or are accrued as Liabilities for Taxes on the books and records of the Company.

(d) The Company has not received from any taxing authority any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such written notice which has not been satisfied by payment or been withdrawn and, to the Company’s knowledge, no other proposed adjustments, deficiency or underpayment of Taxes is pending.

(e) There are no Liens for Taxes upon the assets or properties of the Company.

Section 3.13 Company Brokers. No broker, finder, financial advisor or investment banker, other than Bank Street (whose fees shall be included as Transaction Expenses to the extent not paid prior to the Closing), is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company.

Section 3.14 Real Property.

(a) As of the Closing, the Company does not own any real property . Schedule 3.14(a) sets forth a true, correct and complete list of all leases, subleases, licenses or Contracts, including all modifications thereof and amendments thereto including the Facility Lease (each, a “Lease”), under which the Company leases, subleases, licenses or otherwise uses, operates or holds real property in connection with or otherwise related to the Business (such real property, the “Leased Real Property”). The Company has a valid leasehold interest in the Leased Real Property, free and clear of all Liens, other than Permitted Liens, and each Lease is valid, binding and in full force and effect, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and general principles of equity. True, correct and complete copies of all Leases have been provided to Buyer.

(b) The Company has performed all material obligations imposed on it under the Lease, and neither the Company nor any other party thereto is in material default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a material default by the Company or, to the knowledge of the Company, any other party thereunder. The Company has not received or delivered any written notice of any default under any Lease. There is no pending disagreement or dispute with any other party to any Lease, nor is there any pending request or process for amendment of any Lease.

(c) The Leased Real Property constitutes all of the real property utilized by the Company in the operation of the Business as presently conducted and is sufficient to carry on the Business as presently conducted and as conducted consistent with past practice.

(d) There is no pending or, to the Company’s knowledge, threatened appropriation, condemnation or like Action affecting the Leased Real Property or any part thereof or any sale or other disposition of the Leased Real Property or any part thereof in lieu of condemnation, and the Company has not received any written notice of any such appropriation, condemnation or like Action.

(e) To the Company’s knowledge, the use of the Leased Real Property, or any portion thereof and the improvements erected thereon, does not, in any material respect, breach, violate or conflict with (i) any covenants, conditions or restrictions applicable thereto, or (ii) the terms and provisions of any Contract relating thereto.

Section 3.15 Customers and Suppliers. Schedule 3.15 sets forth a true and complete list of (a) the ten (10) largest suppliers of the Company (with respect to net purchases) and (b) the ten (10) largest customers of the Company (by gross revenue), for the twelve (12) month period ended December 31, 2010 and the nine (9) month period ended September 30, 2011. The Company has not received notice, or have any knowledge, of any termination or cancellation (or substantial reductions of purchases, sales or use of services or products) by any such supplier or customer relating to its business relationship with the Company. Such statement does not warrant or imply that such customers or suppliers will renew any contractual relationships after expiration of the term of existing contracts, as such decisions are market driven.

Section 3.16 Accounts Receivable. All outstanding accounts receivable of the Company reflected on the Financial Statements, are reflected properly in the books and records of the Company, are valid receivables arising from the sale of services to Persons not Affiliated with the Company in the ordinary course of business consistent with past practice, are not subject to any setoffs or counterclaims and are current and collectible, except to the extent of any reserves set forth in the Financial Statements. All accounts receivable created since the Balance Sheet arose from the sale of services to Persons not Affiliated with the Company in the ordinary course of business consistent with past practice. Except as disclosed in reasonable detail in Schedule 3.16, since the Balance Sheet, the Company has not canceled, or agreed to cancel, in whole or in part, any accounts receivable.

Section 3.17 Personal Property. As of the Closing, the Company has good and marketable title to, or a valid leasehold interest in, the Assigned Assets and all equipment and other personal property, (other than Intellectual Property Rights, which are addressed in Section 3.10), free and clear of all Liens (other than Permitted Liens and Liens identified on Schedule 3.17). Except as set forth on Schedule 3.17, the Assigned Assets, including all equipment, and other items of tangible personal property owned, leased, subleased, licensed or used by the Company are (a) in the aggregate, sufficient to carry on their respective businesses as presently conducted and as conducted consistent with past practice, (b) in adequate operating condition and capable of being used for their intended purposes, ordinary wear and tear excepted and (c) usable in the ordinary course of business. The Company owns all assets and rights necessary to conduct the Business as currently conducted.

Section 3.18 Employees. Schedule 3.18 sets forth a list of all employees of the company, as well as each such employee’s date of hire, current salary, and any bonus, deferred compensation or other arrangement with respect to each such employee. Company has provided Buyer with a copy of proposed letter agreement between Company and Brent Rambo regarding compensation for renewal of United Online Customer Renewal described in Section 2.4(b)(ii) which is acceptable to Buyer.

Section 3.19 Assets to Operate Business. Company warrants the Assigned Assets comprise all the assets used by Company to operate the Business and are sufficient to allow the Buyer to continue to operate the Business as previously operated by Company.

Section 3.20 Exclusivity of Representations and Warranties. THE REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY SET FORTH IN THIS ARTICLE 3 ARE THE ONLY REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND THE BUSINESS, THE SUBJECT MATTER OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. EXCEPT AS SET FORTH HEREIN, THE COMPANY EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF ITS BUSINESS OR ITS ASSETS, AND THE COMPANY SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO ITS ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company as follows:

Section 4.1 Organization. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite power and authority, and all necessary governmental approvals, to carry on its businesses as now being conducted.

Section 4.2 Authority. Buyer has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. No vote of Buyer’s equity holders is required to approve this Agreement or for Buyer to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid, legal and binding agreement of Buyer (assuming that this Agreement has been duly and validly authorized, executed and delivered by the Company), enforceable against Buyer in accordance with its terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (b) to the extent that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 4.3 Consents and Approvals; No Violations. Assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.4, no notice to, filing with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby, except for those set forth on Schedule 4.3. Neither the execution, delivery and performance of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of Buyer’s Governing Documents, (b) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) or event of default, or require approval or the delivery of notice to any Person, under any of the terms, conditions or provisions of any Contract to which Buyer is a party or by which any of its properties or assets may be bound or (c) conflict with or violate any writ, injunction, decree or Law of any Governmental Entity applicable to Buyer or any of its properties or assets, except in the case of clause (b) above, for violations which would not prevent the consummation of the transactions contemplated hereby.

Section 4.4 Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Buyer or any of its respective Affiliates.

Section 4.5 Acknowledgement by Buyer. Buyer acknowledges and agrees that it (i) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the Business, assets, condition, operations and prospects of the Company, and (ii) has been furnished with or given full access to such information about the Company and its businesses and operations as it has requested. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the representations and warranties of the Company set forth in this Agreement, and Buyer acknowledges that, other than as set forth in this Agreement, none of the Company nor any of its directors, officers, employees, Affiliates, stockholders, agents or Representatives makes or has made any representation or warranty, either express or implied, (A) as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its agents, Representatives, lenders or Affiliates prior to the execution of this Agreement and (B) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company heretofore delivered to or made available to Buyer or any of its respective agents, Representatives, lenders or Affiliates.

Section 4.6 Exclusivity of Representations and Warranties. THE REPRESENTATIONS AND WARRANTIES OF BUYER SET FORTH IN THIS ARTICLE 4 ARE THE ONLY REPRESENTATIONS AND WARRANTIES OF BUYER, THE SUBJECT MATTER OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE 5

COVENANTS

Section 5.1 Tax Matters.

(a) Allocation of the Purchase Price.

(i) The Purchase Price (including the Assumed Liabilities, to the extent properly taken into account under the Code) shall be allocated among the Assigned Assets as set forth in a schedule (the “Allocation Schedule”). The allocation set forth on the Allocation Schedule (the “Allocation”) shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder, and corresponding provisions of similar state, local or foreign Tax Laws. Buyer shall deliver the Allocation Schedule to Company within fifteen (15) days after the Closing Date for Company’s review of such Allocation Schedule, and Buyer shall reflect in such Allocation Schedule any comments or changes proposed by Company within fifteen (15) days after the Company’s receipt of the Allocation Schedule and that are reasonably acceptable to Buyer no later than fifteen (15) days after receipt of Company’s comments.

(ii) Buyer and Company (which, for purposes of this Section 5.1(a)(ii), shall include their respective Affiliates, to the extent applicable) shall file all applicable Tax Returns (including, without limitation, IRS Form 8594) consistent with the Allocation. Neither Buyer nor Company shall take any Tax position inconsistent with such Allocation (including, without limitation, in any audits or examinations by any Government Body or any other proceeding) unless otherwise required by applicable Law. Not later than thirty (30) days prior to the filing of their respective IRS Forms 8594 relating to this transaction, each of Buyer and Company shall deliver to the other Party a copy of its IRS Form 8594. If the Purchase Price is adjusted pursuant to this Agreement, the Allocation shall be adjusted in a manner consistent with the procedures set forth in this Section and, to the extent necessary, the Parties shall file supplemental IRS Forms 8594 and deliver a copy to the other Party not later than thirty (30) days prior to such filing.

(b) Property Taxes. Property taxes attributable to the year of the Closing that includes the Closing Date which are not otherwise accrued as Working Capital and considered in the Proposed Closing Statement shall be prorated between the Company and the Buyer.

Section 5.2 Public Announcements. No Party hereto shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media, except in accordance with this Section 5.2. Buyer, on the one hand, and the Company, on the other hand, shall consult with one another and seek one another’s approval before issuing any press release, or otherwise making any public statements, with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and approval; provided that Buyer or Company may make any such announcement which it in good faith believes, based on advice of counsel, is required by Law, it being understood and agreed that such Party shall provide the other Party with copies of, and the opportunity to comment on, any such announcement in advance of such issuance and shall use reasonable efforts to incorporate such comments therein.

Section 5.3 Documents and Information. After the Closing Date, the Company shall retain, until the sixth (6th) anniversary of the Closing Date, all material books, records and other documents pertaining to the Business in existence on the Closing Date and make the same available for inspection by the Buyer, at the Company’s offices.

Section 5.4 Non-Solicitation of Employees; Non-Competition.

(a) Non-Solicitation. As a separate and independent covenant, the Company hereby acknowledges and agrees that it shall not, and shall cause its Affiliates not to, directly or indirectly, (i) for a period of two (2) years following the Closing, directly or indirectly, interfere with or attempt to interfere with any officers, employees or consultants of the Buyer or induce or attempt to induce any of them to leave the employ of the Buyer, violate the terms of any employment arrangements with Buyer or (ii) for a period of six (6) months following the Closing Date, in the case of any officers, employees or consultants of the Buyer, hire any of them to be employed; provided, however, that the foregoing shall not prohibit (A) any general solicitation to the public by way of general advertising, or (B) solicitation, hiring or engagement of consultants of the Company for purposes that are not Competitive Activities; provided that such consultants are not officers or employees of the Company.

(b) Non-Competition by Company and Affiliates. As a separate and independent covenant, the Company hereby acknowledges and agrees that it shall not, and shall cause its Affiliates not to, for a period of two (2) years following the Closing, directly or indirectly, (i) engage or participate in or assist any other Person in engaging or participating in the operation of data centers or providing managed hosting, data center managed services, colocation, data storage services, web-hosting, or data center network services, in each case, substantially in the manner that the Business was conducted prior to the Closing (collectively, “Competitive Activities”) in the Territory, other than with the prior written consent of the Buyer (which may be withheld in its sole and absolute discretion); (ii) have any interest in any Person that engages, directly or indirectly, in Competitive Activities in the Territory in any capacity, including as a partner, stockholder, member, director, officer, employee, principal, agent, trustee, consultant or other Representative; (iii) solicit or divert any actual or prospective client or customer of Buyer to the extent that such solicitation or diversion is related to Competitive Activities or cause, induce or encourage any such actual or prospective client or customer to terminate or modify any such actual or prospective relationship with the Buyer; or (iv) take any action that would reasonably be expected to cause, induce or encourage any actual or prospective supplier or licensor of the Buyer, or any other Person who has a material business relationship with the Buyer with respect to the Business, to terminate or modify any such actual or prospective relationship with the Buyer, in each case, to the extent such action is related to Competitive Activities.

(c) Further Agreement. Company and its Affiliates acknowledge that the restrictions contained in Section 5.4(a) and (b), as applicable, are reasonable and necessary to protect the legitimate business interests of Buyer in purchasing the Business assets of Company and constitutes a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in Section 5.4(a) and (b) should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by the applicable Law of such jurisdiction and shall be enforced as so reformed. The covenants contained in Section 5.4(a) and (b) and each provision hereof are severable and distinct covenants and provisions. Without limiting the generality of Section 7.8, the invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(d) For purposes of this Section, the noncompetition covenant for Gary Patten and Pauline Long shall be limited to Clark County, Nevada, and contiguous surrounding counties around Clark County, Nevada; provided however, that the foregoing clause shall not apply to Section 5.4(b)(iii), which shall not be limited geographically, but only with respect to data center services.

Section 5.5 Confidentiality. Following the Closing Date, each of the Company and Company Affiliates acknowledges and agrees that such Party shall not use any trade secrets or any confidential, proprietary or other nonpublic information related to the Company or the Business, including pricing information and customer lists (collectively, “Confidential Information”) and shall treat the Confidential Information as confidential and, subject to applicable Law, not disclose or reveal any Confidential Information to any other Person without the prior written consent of Buyer. In the event that any Company Affiliate is requested pursuant to, or required by, applicable Law, to disclose any Confidential Information, such Company Affiliate shall provide Buyer prompt notice of such request or requirement in order to enable Buyer to seek an appropriate protective order or other remedy, to consult with such Company Affiliate (and such Company Affiliate shall reasonably cooperate with Buyer) with respect to actions to resist or narrow the scope of such request or requirement or to waive compliance, in whole or in part, with the terms of this Section. In the event that any protective order or other remedy contemplated by this Section is not obtained, or Buyer shall waive compliance with this Section, in whole or in part, such Company Affiliate shall disclose only that portion of the Confidential Information that such Company Affiliate determines in good faith, based on advice of counsel, is legally required to be disclosed under applicable Law and shall use its best efforts to ensure that all Confidential Information so disclosed shall be accorded confidential treatment. Each Company Affiliate shall cause its Affiliates and Representatives to comply with the provisions of this Section and shall be liable for any breach hereof by any such Affiliates or Representatives. Notwithstanding anything in this Agreement to the contrary, Confidential Information shall not include any information that (a) is or becomes generally available to the public other than as a result of a disclosure in violation of this Agreement, (b) becomes available on a non-confidential basis from a source other than the Company; provided that such Company Affiliate has no reasonable basis to believe that such source is bound by a confidentiality agreement or other obligation of secrecy to the Company or Buyer or (c) following the third (3rd) anniversary of the date hereof, pricing information and customer lists. For the avoidance of doubt, Confidential Information shall not include general knowledge of the industry in which the Company operates. Each of the Company and Buyer hereby acknowledges and agrees that the Confidentiality Agreement shall hereby be terminated and of no further force and effect, effective as of the Closing.

Section 5.6 Post-Closing Turnover of Proceeds and Assets Received by Company and Other Obligations. Company shall promptly report to Buyer and turn over to Buyer any payments or proceeds received from Assigned Assets after Closing and shall advise the paying party that future payments are to be made to Buyer.

Section 5.7 Post-Closing Payment of Assumed Liabilities by Buyer. Buyer shall pay and provide monthly reports to Company, with supporting information if requested by Company, evidencing Buyer’s timely payment after Closing of Assumed Liabilities, including any vacation pay owed to former Company employees and agreed to be paid by Buyer.

Section 5.8 Transition Assistance for Microsoft Dynamic Software Data Transfer. Company agrees to assist Buyer as reasonably requested by Buyer to accomplish the transfer of Company data from Company’s Microsoft Dynamic Software to Buyer’s system. Company representatives shall not be required to work at the Business location unless necessary to the process. When the transition process is complete, Buyer and Company shall cooperate to transfer such Microsoft Dynamic Software (with all data) to the Company.

ARTICLE 6

SURVIVAL OF REPRESENTATIONS,

WARRANTIES AND COVENANTS; INDEMNIFICATION

Section 6.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the Company contained in this Agreement (whether or not contained in Article 3 or in any certificate delivered pursuant hereto) shall survive the Closing until the date that is twelve (12) months after the Closing Date (the “General Survival Period Termination Date”); The Statute of Limitations Representations and Warranties shall survive six (6) months after the date upon which all Liability to which any such claim may relate is barred by all applicable statutes of limitations (taking into account any applicable extensions) and Fundamental Representations and Warranties shall survive indefinitely. The representations and warranties of Buyer contained in this Agreement (whether or not contained in Article 4) shall survive the Closing until the General Survival Period Termination Date. All covenants contained herein (other than the covenants contained in Section 5.1) shall survive the Closing until performed in full in accordance with their respective terms. The covenants contained in Section 5.1 shall survive the Closing and remain in full force and effect until the date which is six (6) months after the date upon which all Liability to which any such claim may relate is barred by all applicable statutes of limitations (taking into account any applicable extensions). If written notice of a claim has been given prior to the expiration of the applicable representation, warranty, covenant or agreement, then the relevant representation, warranty, covenant or agreement shall survive as to such claim, until such claim has been finally resolved.

Section 6.2 General Indemnification.

(a) Subject to the other provisions of this Article 6, from and after the Closing, the Company shall indemnify, defend and hold Buyer and its Affiliates, Representatives, equity holders, members, managers and partners and their respective successors and assigns (each, a “Buyer Indemnitee”) harmless from any and all Liabilities, claims of any kind, interest or expenses (including reasonable attorneys’ fees and expenses) (each, a “Loss”) suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of:

(i) any breach of any representation or warranty of the Company contained in Article 3 (other than any Fundamental Representations and Warranties and any Statute of Limitations Representations and Warranties contained in Article 3) or in any certificate delivered by the Company to Buyer pursuant to this Agreement;

(ii) any breach of any Fundamental Representations and Warranties or any Statute of Limitations Representations and Warranties contained in Article 3;

(iii) without limiting Section 6.2(b)(i) or Section 6.2(b)(ii), any Excluded Liabilities; and

(iv) any breach by Company of its respective covenants or agreements contained herein that are to be performed on or following the Closing Date.

(b) Subject to the other provisions of this Article 6, from and after the Closing, the Buyer shall indemnify, defend and hold Company and its respective Affiliates and Representatives and their respective successors and assigns (each, a “Company Indemnitee”) harmless from any Loss suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of:

(i) any breach of any representation or warranty made by Buyer contained in Article 4 or in any certificate delivered by the Buyer pursuant to this Agreement;

(ii) any breach by Buyer of any of its respective covenants or agreements contained herein that are to be performed on and following the Closing Date; and

(iii) without limiting Section 6.2(a)(i) or Section 6.2(a)(ii), any Liabilities arising following the Closing to the extent related to the operation or conduct of Business (including the ownership of its properties and other assets) following the Closing Date.

Section 6.3 Indemnification Procedure for Third Party Claims.

(a) If a claim, action, suit or proceeding by a Person who is not a Party or an Affiliate thereof (a “Third Party Claim”) is made against any Person entitled to indemnification pursuant to Section 6.2 hereof (an “Indemnified Party”), and if such Person intends to seek indemnity with respect thereto under this Article 6, such Indemnified Party shall promptly give a Notice of Claim to the Party obligated to indemnify such Indemnified Party (such notified Party, the “Responsible Party”); provided that the failure to give such Notice of Claim shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually prejudiced thereby. The Responsible Party shall have the right, but not the obligation, within thirty (30) days after receipt of such Notice of Claim to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Responsible Party, of the settlement or defense thereof; provided, however, that such Responsible Party will not be entitled to assume (or, in the case of clause (iii) below, will be entitled to assume jointly with the Indemnified Party) the settlement or defense of any such Third Party Claim if: (i) such Responsible

Party shall not have acknowledged in writing its obligation to indemnify the Indemnified Party in respect of such Third Party Claim pursuant to this Agreement; (ii) such claim, based on the remedy being sought, could result in criminal Liability of, or equitable remedies against, the Indemnified Party; (iii) the Indemnified Party reasonably believes (based upon the advice of its counsel) that the interests of the Responsible Party and the Indemnified Party with respect to such claim are in actual or potential conflict with one another, and as a result, the Responsible Party could not adequately represent the interests of the Indemnified Party in such claim; or (iv) the claim is subject to the Cap, if applicable, and asserts an amount of Losses which, when taken together with all amounts paid to the Indemnified Party for resolved indemnification claims that are subject to the Cap and the maximum aggregate amount of Losses alleged in all other unresolved indemnification claims that are subject to the Cap, exceeds the Cap; provided, further that the Indemnified Party shall cooperate with the Responsible Party in connection therewith and the Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party (it being understood that the fees and expenses of such counsel shall be borne by such Buyer Indemnitee).

(b) During the thirty (30) day period described in Section 6.3(a) (or until the Responsible Party delivers a written notice assuming the defense of the applicable Third Party Claim in accordance with Section 6.3(a), the Indemnified Party may (at the Indemnified Party’s expense) make such filings, including motions for continuance (and answers if a motion for continuance has not been granted), as may be necessary to preserve the Parties’ positions and rights with respect to such claim. In the event, however, that the Responsible Party declines or fails to assume the defense of the Third Party Claim on the terms provided in Section 6.3(a), or to employ counsel reasonably satisfactory to the Indemnified Party, in either case, within such thirty (30) day period, or if the Responsible Party is not entitled to assume the defense of the Third Party Claim in accordance with Section 6.3(a), then the Responsible Party shall pay the reasonable and documented fees and disbursements of counsel for the Indemnified Party as incurred; provided, however, that the Responsible Party shall not be required to pay the fees and disbursements of more than one counsel for all indemnified parties in any jurisdiction in any single Action.

(c) Notwithstanding anything to the contrary set forth in Section 6.3(a) or (b), (i) the Responsible Party shall not, without the prior written consent of the Indemnified Party (such consent not to be unreasonably delayed or withheld), consent to the entry of any judgment or enter into any settlement or compromise with respect to any Third Party Claim unless the judgment or proposed settlement or compromise (A) involves only the payment of money damages that is payable in full by the Responsible Party and does not impose an injunction, other equitable relief or term upon the Indemnified Party that in any manner affects, restrains or interferes with the business of the Indemnified Party and any of such Indemnified Party’s Affiliates, (B) includes an unconditional release of the Indemnified Party and its or his Affiliates, Representatives, equity holders, members, managers and partners and their respective successors and assigns from all Liability arising out of or related to such claim and (C) does not contain any admission or statement suggesting any wrongdoing or Liability on behalf of the Indemnified Party, and (ii) the Indemnified Party shall not, without the prior written consent of the Responsible Party (such consent not to be unreasonably delayed or withheld), consent to the entry of any judgment or enter into any settlement or compromise with respect to any Third Party Claim if the Responsible Party shall have any Liability as a result thereof.

(d) All of the Parties shall reasonably cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and each of Buyer and the Company (or a duly authorized Representative of such Party) shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith; provided, however, that in no event shall a Party be required to make available to any other Party any Privileged Information.

Section 6.4 Indemnification Procedure for Non-Third Party Claims. In the event that an Indemnified Party determines that he or it may be entitled to indemnification pursuant to this Article 6 for an item or matter that is not the subject of a Third Party Claim, such Indemnified Party shall promptly give a Notice of Claim to the Responsible Party; provided that the failure to give such Notice of Claim shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually prejudiced thereby. In the event the Responsible Party disputes its Liability with respect to such claim, as promptly as possible, such Indemnified Party and the Responsible Party shall establish the merits and amount of such claim (by mutual agreement, litigation or otherwise) and, within five (5) Business Days following the final determination of the merits and amount, if any, of such claim, the Responsible Party shall pay, or cause to be paid, to the Indemnified Party by wire transfer of immediately available funds to an account designated by the Indemnified Party, an amount equal to such claim as determined hereunder, subject to the limitations set forth in Section 6.5.

Section 6.5 Limitations on Indemnification Obligations.

(a) Notwithstanding anything in Section 6.2 to the contrary:

(i) the amount of any and all indemnifiable Losses shall be determined net of any amounts actually recovered by the Indemnified Party under insurance policies or other collateral sources (such as contractual indemnities of any Indemnified Party which are contained outside of this Agreement) with respect to such Losses (net of any costs of recovery, insurance deductibles, chargebacks and to the extent reasonably quantifiable, increases in insurance premiums resulting from such insurance claim);

(ii) the Buyer Indemnitees shall not be entitled to recover for any Losses pursuant to Section 6.2(a)(i) and Section 6.2(a)(ii) unless and until the aggregate amount of such Losses pursuant to Section 6.2(a)(i) and Section 6.2(a)(ii) equals or exceeds Two Hundred Fifty Thousand Dollars ($250,000) (the “Deductible”); provided that if the aggregate amount of such Losses (limited as provided in Section 6.5(a)) pursuant to Section 6.2(a)(i) and Section 6.2(a)(ii) equals or exceeds the Deductible, the Buyer Indemnitees shall be entitled to recover those Losses in excess of the Deductible, subject to the limitations in Section 6.5(a)(iii);

(iii) the maximum amount of indemnifiable Losses arising out of or resulting from the causes set forth in Section 6.2(a)(i) which may be recovered from the Company, and the maximum amount of indemnifiable Losses arising out of or resulting from the causes set forth in Section 6.2(b)(i) which may be recovered from Buyer, whether pursuant to any single claim or multiple claims, shall not exceed a total amount equal to five percent (5%) of the Purchase Price (the “Cap”);

(iv) the Company Indemnitees shall not be entitled to recover for any Losses pursuant to Section 6.2(b)(i) unless and until the aggregate amount of such Losses pursuant to Section 6.2(b)(i) equals or exceeds the Deductible; provided that if the aggregate amount of such Losses pursuant to Section 6.2(b)(i) equals or exceeds the Deductible, the Company Indemnitees shall be entitled to recover those Losses in excess of the Deductible, subject to the limitation set forth in Section 6.5(a)(iii) and Section 6.5(a)(iv); and

(v) in determining the amount of any Loss, no adjustment shall be made as a result of any multiple, increase factor, or any other premium over fair market, book or historical value which may have been paid by Buyer as part of the Purchase Price whether or not such multiple, increase factor or other premium has been used by Buyer at the time of, or in connection with, calculating or preparing its bid or any preliminary or final Purchase Price.

Section 6.6 Exclusive Remedy; First Recourse to Indemnification Escrow.

(a) Notwithstanding anything contained herein to the contrary, except with respect to Section 2.5 and Section 5.4(a), and in the case of fraud, indemnification pursuant to the provisions of this Article 6 shall be the exclusive remedy for the Parties for any misrepresentation or breach of any warranty, covenant or other provision contained in this Agreement or in any certificate delivered pursuant hereto.

(b) Buyer agrees that for any indemnification under this Article 6: (i) each Buyer Indemnitee shall first assert any claim for indemnification under this Article 6 against the then-available Indemnification Escrow Fund in accordance with the terms of the Indemnification Escrow Agreement; and (ii) without limiting clause (i) of this Section 6.6(b), if the amount recoverable by any Buyer Indemnitee exceeds the amount of the then-available Indemnification Escrow Fund, then such Buyer Indemnitee, to the extent of such excess, shall assert such claim against the Company.

Section 6.7 Manner of Payment. Any indemnification of the Buyer Indemnitees or Company pursuant to this Article 6 shall be effected by wire transfer of immediately available funds from the applicable Persons to an account designated in writing by the applicable Buyer Indemnitees or Company, as the case may be, within five (5) days after the final determination thereof. Each of the Parties agrees to treat all payments made to or for the benefit of a Party hereto pursuant to this Article 6 and Section 2.5 as adjustments to the Purchase Price.

ARTICLE 7

MISCELLANEOUS

Section 7.1 Entire Agreement; Assignment. This Agreement and the Schedules and Exhibits hereto constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior or contemporaneous communications, agreements, arrangements, understandings, negotiations and promises, whether written oral or otherwise among the Parties with respect to the subject matter hereof. This Agreement and any rights or obligations hereunder shall not be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of Buyer and Company. Any attempted assignment of this Agreement not in accordance with the terms of this Section shall be void.

Section 7.2 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and if delivered in hand shall be deemed to have been duly given when delivered personally, or if sent by E-mail with mandatory delivery and read receipts requested and mandatorily followed by overnight courier shall be deemed to have been duly given on delivery if prior to 5:00 p.m. on a Business Day and, if not, on the next Business Day, or if sent by United States certified mail, return receipt requested, with postage prepaid, shall be deemed duly given on delivery by United States Postal Service, or if sent by overnight courier services with a mandatory request for a delivery receipt shall be deemed duly given on the Business Day of delivery if delivered prior to 5:00 p.m. local time or on the following Business Day if delivered after 5:00 p.m. local time or on a non-Business Day, addressed to the respective Parties hereto as follows:

To Company:

Mercury Marquis Holdings, LLC

289 Manzanita Ranch Lane

Las Vegas, NV 89012

Attn: Gary Patten

with a mandatory copy (which shall not constitute notice to Buyer) to:

McDowell, Rice, Smith & Buchanan, P.C.

605 West 47th Street, Suite 350

Kansas City, MO 64112

Attn: Joe A. Harter

And

The Muir Law Firm, LLC

10895 Lowell, Suite 210

Overland Park, KS 66210

Attn: Tim Muir

To Buyer:

Chris Morley

President

Zayo Colocation, Inc.

400 Centennial Parkway, Suite 200

Louisville CO 80027

with a mandatory copy to:

Scott Beer

General Counsel

Zayo Colocation, Inc.

400 Centennial Parkway, Suite 200

Louisville CO 80027

And:

Gibson, Dunn & Crutcher LLP

Suite 4200, 1801 California St

Denver, CO 80202

Attn: Steven Talley

or to such other address as the Party to whom notice is given previously may have furnished to the others in writing in the manner set forth above.

Section 7.3 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Nevada, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Nevada.

Section 7.4 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

Section 7.5 Construction; Interpretation. The term “this Agreement” means this Asset Purchase Agreement together with all the disclosure schedules to this Agreement (the “Schedules”) and exhibits hereto (the “Exhibits”), as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The table of contents and headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including, the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) whenever the words “include,” “includes” or “including” used in this Agreement, they shall be deemed to be followed by the words “without limitation”; (e) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein; (f) any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes and all regulations promulgated thereunder; (g) references to documents or records herein shall include physical and electronic versions thereof; (h) references to a Person are also to its permitted successors and assigns; (i) all references to “dollars” or “$” refer to currency of the United States of America; (j) when a reference is made in this Agreement to a “director” of any Party, or any of such Party’s Affiliates, such reference shall be to a member of the board of directors or equivalent board of such entity; (k) the term “or” is not exclusive; and (l) any reference to any documents or information “provided” or “made available” by the Company shall mean (i) such documents and information as are included in the electronic data room administered by the Company at least five (5) Business Days prior to the date of this Agreement and (ii) any documents and information set forth on Schedule 9.

Section 7.6 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed in any Schedule referenced by a particular section or subsection of this Agreement shall be deemed to have been disclosed with respect to every other section or subsection of this Agreement where the relevance of such disclosure would be readily apparent on its face to a reasonable third party without further investigation, or knowledge, of facts, circumstances, events, changes or conditions, or the need to examine any underlying documentation. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 7.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Article 6, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 7.8 Severability. If any term or other provision of this Agreement for any reason is declared invalid, illegal or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid, illegal or unenforceable shall be valid and be enforced to the fullest extent permitted by applicable Law. Upon such declaration that any term or other provision is invalid, illegal or incapable of being enforced, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 7.9 Counterparts; Scanned Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 7.10 Knowledge of the Company. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the date hereof, the actual knowledge of Gary Patten and Brett Rambo, and in each case, with a duty of investigation or inquiry (and shall in no event encompass “constructive” or similar concepts of imputed knowledge). The Company’s knowledge shall also be limited by the period of its ownership of the Business which began September 1, 2010.

Section 7.11 Limitation on Damages Notwithstanding anything to the contrary set forth herein, no Party shall be liable for any consequential damages, including loss of revenue, income or profits, punitive, special or indirect damages, relating to any breach of this Agreement.

Section 7.12 Jurisdiction and Venue. Each of the Parties (a) submits to the exclusive jurisdiction of any state or federal court having jurisdiction over Clark County, Nevada (the “Chosen Courts”), in any Action (whether in tort, contract or otherwise) arising out of or relating to this Agreement, (b) agrees that all claims in respect of such Action shall be heard and determined in any such court and (c) agrees not to bring any Action (whether in tort, contract or otherwise) arising out of or relating to this Agreement in any court other than a Chosen Court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 7.2. Nothing in this Section, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each Party agrees that a final, non-appealable judgment in any Action (whether in tort, contract or otherwise) so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

Section 7.13 Amendment; Waiver. This Agreement may be amended or modified only by a written agreement executed and delivered by duly Authorized Officers of Buyer and Company. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any amendment by any Party or Parties effected in a manner which does not comply with this Section 7.13 shall be void. Except as otherwise provided in this Agreement, any failure of any Party to comply with any obligation, covenant, agreement or condition herein may be waived by Buyer or the Company, as applicable, only by a written instrument signed by Buyer or the Company, as applicable, granting such waiver, but such waiver or failure to insist upon strict compliance with such obligations, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure, or operate as a waiver of any rights or privileges hereunder (including the right to claim indemnification for Losses related thereto), except to the extent expressly waived in such written instrument.

Section 7.14 Specific Performance. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement (including Section 5.4(a) and (b)) were not performed in accordance with their specific terms or were otherwise breached and that the damages resulting from any such breach would not be readily susceptible to being measured in monetary terms. Accordingly, it is agreed that the Parties shall be entitled to an immediate injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specific performance of the terms and provisions of this Agreement, in each case without proof of actual damages, and each Party waives any requirement for the securing or posting of any bond in connection with any such remedy. The Parties further agree that the remedies provided for in this Section 7.14 shall be in addition to, and not in limitation of, any other remedies that may be available to a Party whether at law or in equity, including monetary damages. The prevailing party in any litigation under this Section shall be entitled to reimbursement of reasonable attorneys fees.

Section 7.15 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON TORT, CONTRACT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS, HIS OR HER, AS THE CASE MAY BE, LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 7.16 Nonbinding Mediation/Binding Arbitration. In the event that a controversy, difficulty, claim or dispute (each, a “Dispute”) arises out of, relating to or in connection with this Agreement (that is not resolvable as otherwise provided herein), or in relations between the Parties with respect to the subject matter hereof, any Party may notify the other Party in writing of the substance of the Dispute and of its desire to attempt to reach an amicable settlement (“Preliminary Settlement Procedure”), in which event the parties will endeavor for a period of thirty (30) days after the date of such notice to reach an amicable settlement of the Dispute and shall submit any unresolved item to nonbinding mediation in Las Vegas, Nevada, within the first thirty (30) days after the end of such resolution period with a mediation session to occur not later than the first fifty (50) days after such period. If a Dispute is not resolved by such mediation session or either party refuses to attend or otherwise participate in such mediation, then the objecting parties may proceed in relation to the Dispute as provided below. Subject to the Preliminary Settlement Procedure above, all Disputes arising out of, relating to or in connection with this Agreement, or in relations between the parties with respect to the subject matter hereof, for any reason or under any circumstances, will be finally settled by binding arbitration in accordance with the Rules of Arbitration (“Rules”) of the American Arbitration Association (“AAA”) in force at the time of the Dispute. The arbitration will be conducted by one arbitrator, if the amount in dispute is Two Hundred Fifty Thousand Dollars ($250,000) or less, and by three arbitrators, if the amount in dispute is more than Two Hundred Fifty Thousand Dollars ($250,000), selected pursuant to AAA rules. The arbitrator(s) will be familiar with the appropriate Law involved. The place of arbitration will be Las Vegas, Nevada, or any other place selected by mutual agreement of the parties. Any award or decision rendered in this arbitration will be final and binding on all parties, and judgment may be entered thereon in any court of competent jurisdiction if necessary. Nothing in this agreement to arbitrate will prohibit the right to seek provisional or equitable relief from any court having jurisdiction over the parties, including injunctive relief, pending a final award issued by the arbitrator(s); provided, however, this provision is not intended to nor will it usurp the obligation of the parties to otherwise resolve the Dispute in accordance with this Section.

*    *    *    *    *

IN WITNESS WHEREOF, each of the Parties has caused this Asset Purchase Agreement to be duly executed on its behalf as of the day and year first above written.

“COMPANY”:

MERCURY MARQUIS HOLDINGS, LLC, a
Nevada limited liability company

By:	/s/ Gary Patten

Name:	Gary Patten

Title:	President

“BUYER”:

Zayo Colocation, Inc., a Delaware corporation

By:	/s/ Scott Beer

Name:	Scott Beer

Title:	General Counsel & Secretary

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

Exhibit A — Spreadsheet for Proposed Closing Statement

MERCURY MARQUIS HOLDINGS, LLC CLOSING STATEMENT

In connection with the closing of the strategic transaction dated as of December 30, 2011, by and between Mercury Marquis Holdings, LLC (the “Company”), and Zayo Colocation, Inc. (“zColo”), please disburse funds to the following:

Gross Acquisition Price	16,250,000.00
Plus: Net Working Capital	(418,181.82)
Less: Assumed Long Term Capital Leases	—

Initial Cash Consideration	15,831,818.18
Net Cash Amount to be Funded by zColo at Closing	15,831,818.18

Total Amount to be Funded at Closing	15,831,818.18

Less: Disbursements
(1) Indemnification Escrow
Amount	812,500.00

Total	812,500.00
(2) Customer Renewal Escrow
Amount	2,250,000.00

Total	2,250,000.00
(3) Payments to The Bank Street Group LLC
Success Fee	731,250.00
Expenses	23,042.90

Total	754,292.90
(4) Payments to McDowell, Rice, Smith & Buchanan, P.C.
Fees (Net of payments received)	30,278.32

Total	30,278.32
(5) Payments to The Muir Law Firm LLC
Fees	100,000.00

Total	100,000.00
(6) Payments to John D. Hancock Law Group, PLLC
Fees (Net of payments received)	10,628.00

Total	10,628.00
(7) Payoff of Black Creek Capital Lease
Amount	219,871.71

Total	219,871.71

(8) Payment to Mercury Marquis Holdings, LLC	$11,654,247.25

ADDITIONAL CLOSING PAYMENTS
(7) Indemnification Escrow Account Fee
Mercuy Marquis Holdings, LLC Payment	1,750.00
zColo Payment	1,750.00

Total	3,500.00
(8) Customer Renewal Escrow Account Fee
Mercuy Marquis Holdings, LLC Payment	1,750.00
zColo Payment	1,750.00

Total	3,500.00

Additional Amount to be Funded	7,000.00

(a)	See Working Capital attached

WIRING INSTRUCTIONS

WIRE 1
From:	zColo		Amount:	812,500.00
To:	Wells Fargo Corporate Trust Services
Instructions:
	Wells Fargo Bank
	San Francisco, CA
	ABA No.	121-000-248
	Account No.	0001038377
	BNF:	Corporate Trust Clearing
	FFC:	83855600
	Ref:	Mercury Marquis Zayo Colocation Indemnification Escrow

WIRE 2
From:	zColo		Amount:	2,250,000.00
To:	Wells Fargo Corporate Trust Services
Instructions:
	Wells Fargo Bank
	San Francisco, CA
	ABA No.	121-000-248
	Account No.	0001038377
	BNF:	Corporate Trust Clearing
	FFC:	83856900
	Ref:	Mercury Marquis Zayo Customer Renewal Escrow

WIRE 3
From:	zColo		Amount:	754,292.90
To:	The Bank Street Group LLC
Instructions:
	JP Morgan Chase Bank, N.A.
	500 Stanton Christiana Road, Newark, DE 19713
	Name:	The Bank Street Group LLC
	Account No.	739279475
	ABA Routing No.	021000021
	Contact:
	Ref:	MarquisNet Transaction Fee

WIRE 4
From:	zColo		Amount:	30,278.32
To:	McDowell, Rice, Smith & Buchanan, P.C.
Instructions:
	Enterprise Bank
	Kansas City, Missouri
	Account Name:	McDowell, Rice, Smith & Buchanan
		Operating Account
	Account No.	1490001608
	ABA Routing No.	081006162
	Contact:
	Ref:	Mercury Marquis Legal Fee

WIRE 5
From:	zColo		Amount:	100,000.00
To:	The Muir Law Firm LLC
Instructions:
	Commerce Bank NA
	Account Name:	The Muir Law Firm
	Account No.	590991233
	Routing No.	101000019
	Contact:
	Ref:	Mercury Marquis Legal Fee

2

WIRE 6
From:	zColo		Amount:	10,628.00
To:	John D. Hancock Law Group, PLLC
Instructions:
	Bank of Nevada
	221 N. Stephanie St.
	Henderson, NV 89074

	Account No.	7501147159
	Routing No.	122401778
	SWIFT Code:	WFBIUS6S
	Contact:	John D. Hancock Law Group, PLLC
		871 Coronado Center Dr. Suite 200
		Henderson, NV 89052
	Ref:	Mercury Marquis Legal Fee

WIRE 7
From:	zColo		Amount:	219,871.71
To:	Black Creek Capital Corp.
Instructions:
	US Bank
	120 W 12th Street
	Kansas City, MO 64105
	Account Name:	Black Creek Capital Corp.
	Account No.	145591015766
	ABA No.	101000187
	Contact:
	Ref:

WIRE 8
From:	zColo		Amount:	11,654,247.25
To:	Mercury Marquis Holdings, LLC
Instructions:
	First Republic Bank
	1088 Stockton Street
	San Francisco, CA 94108
	Account Name:	Mercury Marquis Holdings, LLC
	Account No.	80000081340
	ABA No.	321081669
	Contact:
	Ref:

ADDITIONAL CLOSING PAYMENT WIRING INSTRUCTIONS
WIRE 9
From:	Mercury Marquis Holdings, LLC		Amount:	1,750.00
To:	Wells Fargo Corporate Trust Services
Instructions:
	Wells Fargo Bank
	San Francisco, CA
	ABA No.	121-000-248
	Account No.	0001038377
	BNF:	Corporate Trust Clearing
	FFC:	83855600
	Ref:	Mercury Marquis Zayo Colocation Indemnification Escrow Fee

WIRE 10
From:	zColo		Amount:	1,750.00
To:	Wells Fargo Corporate Trust Services
Instructions:
	Wells Fargo Bank
	San Francisco, CA
	ABA No.	121-000-248
	Account No.	0001038377
	BNF:	Corporate Trust Clearing
	FFC:	83855600
	Ref:	Mercury Marquis Zayo Colocation Indemnification Escrow Fee

3

WIRE 11
From:	Mercury Marquis Holdings, LLC		Amount:	1,750.00
To:	Wells Fargo Corporate Trust Services
Instructions:
	Wells Fargo Bank
	San Francisco, CA
	ABA No.	121-000-248
	Account No.	0001038377
	BNF:	Corporate Trust Clearing
	FFC:	83856900
	Ref:	Mercury Marquis Zayo Customer Renewal Escrow Fee

WIRE 12
From:	zColo		Amount:	1,750.00
To:	Wells Fargo Corporate Trust Services
Instructions:
	Wells Fargo Bank
	San Francisco, CA
	ABA No.	121-000-248
	Account No.	0001038377
	BNF:	Corporate Trust Clearing
	FFC:	83856900
	Ref:	Mercury Marquis Zayo Customer Renewal Escrow Fee

4

MarquisNet
Estimated Net Working Capital
As of 12/30/2011
(Estimate as of 12/28/2011)
	Period Ending Nov-11	Adjustments	Ending Balance 12/30/11	Notes

CURRENT ASSETS
Accounts receivable, net	23,652	(54,077)	(30,425)	Balance as of 12/28/2011
Prepaid Expense	53,288	(51,538)	1,750
Other receivables			—
Other current assets	—		—

Total current assets	76,940	(105,615)	(28,675)
CURRENT LIABILITIES
Accounts Payable	7,625	72,461	80,086	All open invoices effective 12/28/2011
AmEx Corp Card II	2,920	(2,920)	—	AMEX balance on 12/30 will be paid by Mercury Marquis Holdings
Wages Payable	27,533	(27,533)	—	Payroll on 12/30 will be paid by Mercury Marquis Holdings
Accrued Vacation	38,411	3,742	42,153	Accrual up to 12/30/2011
Bonus-Commission Liability	29,167	(29,167)	—	Accrual up to 12/30/2011 is $35,000, will be paid by Mercury Marquis Holdings, therefore removed from NWC Calculation
Payroll Tax Liabilities	2,734	(2,734)	—	Payroll on 12/30 will be paid by Mercury Marquis Holdings
Customer Deposits	1,300	—	1,300
Misc Accrued Liabilities	230,681	(96,507)	134,174

Accounts payable and accrued liabilities	340,370	(82,658)	257,712
Dell Fin Svc Cap Lease-001	116,847	(16,339)	100,507	Balance of 12/25/2011 (Lease Payment due date)
Dell Fin Svc Cap Lease-002	17,844	(1,927)	15,917	Balance of 12/25/2011 (Lease Payment due date)
Dell Fin Svc Cap Lease-003	6,497	(570)	5,927	Balance of 12/25/2011 (Lease Payment due date)
Dell Fin Svc Cap Lease-004	10,350	(908)	9,442	Balance of 12/25/2011 (Lease Payment due date)

Capital leases -current portion(1)	151,539	(19,744)	131,795
Total current liablities	491,909	(102,402)	389,507
NET WORKING CAPITAL	(414,969)	(3,213)	(418,182)
Notes:

(1)	Current portion of lease does not include BCC Capital Lease.

See next page for Working Capital definition.

5

(2)	Despite the way the Company has or will treat the following customer transactions and regardless of GAAP consideration, amounts contained in outstanding and unpaid invoices that relate to services rendered prior to the Closing, but yet to be entered into the Company’s accounting system as Accounts Receivables as described in the “Overage” column of Schedule 2.1(a), shall be considered in the calculation of Working Capital. In addition, Excluded Assets shall also include portions of invoices to be issued on January 15, 2012 and dated February 1, 2012 that relate to comparable overages in December shall also be considered in the Working Capital calculation.

6

Exhibit B — Accounting Principles

None.

Exhibit C — Escrow Agreements

EXHIBIT C-1

INDEMNIFICATION ESCROW AGREEMENT

THIS INDEMNIFICATION ESCROW AGREEMENT (“Agreement”) is made as of the 30th day of December, 2011, by and among MERCURY MARQUIS HOLDINGS, LLC, a Nevada limited liability company (“Company”), ZAYO COLOCATION, Inc., a Delaware corporation (“Buyer”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as escrow agent (“Escrow Agent”).

RECITALS

The following recitals of fact are a material part of this Agreement:

A. Company and Buyer have entered into that certain Asset Purchase Agreement dated December     , 2011. (“Purchase Agreement”). Capitalized terms not defined herein are defined in the Purchase Agreement. The terms of the Purchase Agreement are incorporated herein by this reference.

B. As a condition of Article 6 of the Purchase Agreement, five percent (5%) of the Purchase Price is to be held in escrow for up to three hundred sixty (360) days after Closing to fund possible representation and warranty claims by Buyer as provided in the Purchase Agreement.

In consideration of the foregoing recitals (which are incorporated herein), the mutual covenants herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by the parties by their execution hereof, the parties agree as follows.

1. Appointment of Escrow Agent. Company and Buyer hereby appoint Escrow Agent to act as escrow agent hereunder, and Escrow Agent hereby accepts such appointment and agrees to perform the duties of Escrow Agent hereinafter set forth, subject to the terms and conditions of this Agreement.

2. Delivery of Escrow Amount. Seller shall deliver to Escrow Agent out of the Purchase Price by wire transfer of immediately available funds the sum of Eight Hundred Twelve Thousand Five Hundred Dollars ($812,500.00) (“Escrow Amount”). Escrow Agent shall acknowledge receipt of the Escrow Amount by a means acceptable to the Escrow Agent, which Escrow Amount shall be held and disposed of by Escrow Agent in accordance with the terms and conditions of this Agreement.

3. Maintenance of Escrow Amount. The Escrow Amount is to be held by Escrow Agent in a separate escrow account. The Escrow Agent will cause the Escrow Amount to be invested as soon as reasonably practicable, including interest and other income earned thereon, in a FDIC insured account or other account or investment consented to by Company and Buyer. All interest and other income earned on the Escrow Amount shall be paid to the party receiving the disbursement of funds hereunder. (If both Buyer and Company shall receive disbursements, the interest shall be prorated as Escrow Agent deems appropriate.)

4. Income Tax and Reporting

(a) The Parties agree that, for tax reporting purposes, all interest and other income from investment of the Escrow Property shall, as of the end of each calendar year and to the extent required by the Internal Revenue Service, be reported as having been earned by Company, whether or not such income was disbursed during such calendar year.

(b) Prior to closing, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Escrow Agent may request. The Parties understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Property.

(c) To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrow Property, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Property. The Parties, jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Property and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent. The indemnification provided by this Section 1.4(c) is in addition to the indemnification provided in Section 3.1 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

5. Reduction and Disbursement of Escrow Amount. On each occasion on which the Buyer has a good faith belief that it is entitled to payment of a claim (a “Claim”) for indemnification pursuant to the provisions of the Purchase Agreement, the Buyer shall deliver to the Escrow Agent and Company a written request for the payment of such amount (a “Claim Notice”), which request shall identify in reasonable detail the facts and circumstances with respect to the subject matter of such Claim, and such request shall be consented to by Company. Absent joint written instructions from the Buyer and Company specifying the agreement of the parties as to the action to be taken with respect to such Claim (“Payment Instructions”), Buyer or Company shall submit such matter to binding arbitration pursuant to the arbitration provisions of Section 7.16 of the Purchase Agreement or obtain a final decision of a Chosen Court, and deliver a copy of a final, non-appealable order of the court or binding arbitral award pursuant to which such court or arbitral body has determined whether and to what extent the Buyer or Company is entitled to the amount requested in such Claim Notice, and a notarized affidavit (the “Affidavit”) signed by the submitting party stating that (a) such decision is final and non-appealable (such notice, decision and statement, collectively, a “Determination Order”); and that (b) a copy of such Determination Order has been delivered by the Buyer or Company, as the case may be, to the other party concurrently with the delivery thereof to the Escrow Agent. Escrow Agent may conclusively rely on such Determination Order and Affidavit and may make the requested payment.

6. Restrictions on Disbursement. Escrow Agent shall have no duty or obligation to disburse the Escrow Funds except in accordance with this Agreement.

7. Liability and Indemnification of Escrow Agent.

a. Escrow Agent shall not be liable to Company or Buyer, or any of their successors or permitted assigns, for any action or failure to act by Escrow Agent hereunder, except for Escrow Agent’s own gross negligence or willful misconduct. Company and Buyer each agree to jointly and severally indemnify and hold harmless Escrow Agent, and any successor or permitted assign, from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees, arising out of or in connection with this Agreement, except for claims against Escrow Agent that have been finally adjudicated to have been directly caused by the willful misconduct or gross negligence of the Escrow Agent.

b. the escrow agent shall not be liable, directly or indirectly, for any (i) damages, Losses or expenses arising out of the services provided hereunder, other than damages, losses or expenses which have been finally adjudicated to have directly resulted from the escrow agent’s gross negligence or willful misconduct, or (ii) special, Indirect or consequential damages or losses of any kind whatsoever (including without limitation lost profits), even if the escrow agent has been advised of the possibility of such losses or damages and regardless of the form of action.

c. Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature. Under no circumstances will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement. The Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow Agreement, whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

d. Escrow Agent is a depository only and is entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give any notice or receipt or advice or to make any statement or executing any document in connection with the provisions hereof has been duly authorized to so do. If Escrow Agent is in doubt as to what action it should take hereunder, Escrow Agent is entitled to deposit that portion of the Escrow Amount as to which it has such doubt with a court of competent jurisdiction and interplead the other parties for a determination of the matter. Escrow Agent shall not undertake such deposit and interpleader unless it has given Company and Buyer a written notice ten (10) days before such deposit and interpleader as to the intentions of Escrow Agent. Company and Buyer agree to reimburse Escrow Agent from the Escrow Amount for any expenses incurred in the event Escrow Agent interpleads all or a portion of the Escrow Amount.

e. In the event that any Escrow Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Property, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

f. Force Majeure: The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

g. The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the Parties or their respective agents, representatives, successors, or assigns. The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority. Concurrent with the execution of this Escrow Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit B-1 and Exhibit B-2 to this Escrow Agreement.

8. Resignation. Escrow Agent may resign upon giving ten (10) days’ prior written notice to Company and Buyer. A successor escrow agent (the “Successor”) shall be appointed by Company and Buyer within ten (10) days following the date of such resignation, failing which this such amount shall be interpleaded in accordance with Section 9 below. Any appointed Successor must execute, acknowledge and deliver to its predecessor escrow agent (the “Predecessor”) and Company and Buyer an instrument accepting such appointment and agreeing to the terms of this Agreement. The resignation of the Predecessor thereupon becomes effective and the Successor succeeds to the rights and duties of the Predecessor hereunder. The Predecessor will immediately deliver to the Successor the Escrow Amount, and all interest and other income earned thereon, and any documents then held by the Predecessor pursuant to this Agreement.

9. Fees. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit A, which compensation shall be paid equally by

Buyer and Seller. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event. If any amount due to the Escrow Agent hereunder is not paid within thirty (30) days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law. The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Property with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow.

10. Adverse Claims and Interpleader. In the event of any disagreement or the presentation of adverse claims or demands in connection with disbursement of the Escrow Amount, Escrow Agent is, at its option, entitled to refuse to comply with any such claims or demands during the continuance of such disagreement and may refrain from delivering any item affected hereby. In so doing, Escrow Agent shall not become liable to the other parties hereto due to its failure to comply with any such adverse claim or demand. Escrow Agent is entitled to continue, without liability, to refrain and refuse to act: (a) until all rights of the adverse claimants have been finally adjudicated by a court having jurisdiction over the parties and the items affected hereby, after which time Escrow Agent is entitled to act in conformity with such adjudication, or (b) until all differences have been adjusted by agreement and Escrow Agent has been notified thereof and has been directed in writing signed by Company and Buyer, at which time Escrow Agent is protected in acting in compliance therewith.

Escrow Agent shall have the right to interplead the funds held hereunder with a state or federal court having jurisdiction over Clark County, Nevada, in order to resolve any conflicting claims of Company and Buyer or if Escrow Agent shall elect to resign as Escrow Agent and no replacement escrow agent has been named, then Escrow Agent may either continue to act as Escrow Agent or interplead the funds with such court.

11. Assignment. None of the parties hereto may assign or transfer (voluntarily or involuntarily, whether by operation of law or otherwise) any of its rights or obligations under this Agreement without the prior written consent of the other parties.

12. Further Assurances. The parties will execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

13. Exhibits. The Exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in fully in this Agreement.

14. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

15. Governing Law, Venue. This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada without regard to choice of law rules. Any action to enforce or that arises out of or relates to any of the provisions of this Agreement shall be brought and heard exclusively in a court having jurisdiction over Clark County, Nevada, and the parties hereto hereby consent to the jurisdiction of said Court.

16. Entire Agreement. This Agreement constitutes the sole and entire agreement between the parties with respect to the transactions contemplated herein, and there are no other agreements or understandings, oral or written, between the parties with respect thereto. All previous negotiations and discussions have been fully integrated herein. This Agreement shall not be amended or modified except by writing signed by all the parties hereto.

17. Notices. Any notice, demand or other communication required or permitted hereunder shall be in writing and signed by the party giving such notice, and shall be deemed to be delivered when (a) personally delivery against signed receipt, (b) sent by facsimile, telecopier or similar transmission, at the number set forth below, followed immediately with mailing the same by regular United States mail, (c) deposited for overnight delivery with a nationally recognized overnight courier, or (d) deposited in the United States mail, sent by certified mail, postage prepaid and return receipt requested, and addressed to the following addresses. The parties may change their respective addresses and/or facsimile numbers for the receipt of notice hereunder by giving notice to the other party in accordance herewith.

To Company:	Mercury Marquis Holdings, LLC 289 Manzanita Ranch Lane Las Vegas, NV 89012 Attn: Gary Patten

With a copy to:	McDowell, Rice, Smith & Buchanan, P.C. 605 West 47th Street, Suite 350 Kansas City, Missouri 64112 Attn: Joe A. Harter

and:	The Muir Law Firm, LLC 10895 Lowell, Suite 210 Overland Park, KS 66210 Attn: Tim Muir

To Buyer:	Zayo Colocation, Inc. 400 Centennial Parkway, Suite 200 Louisville, CO 80027

With a copy to:	Gibson, Dunn & Crutcher, LLP 1801 California Street, Suite 4200 Denver, CO 80202 Attn: Steve Talley

To Escrow Agent:

Wells Fargo Bank, National Association

45 Broadway, 14th Floor

New York, NY 10006

Attention: Matthew Sherman;

Corporate, Municipal and Escrow Solutions

Telephone: (212) 515-1573

Facsimile: (212) 509-1716

18. Waiver. Any agreement on the part of a party to any extension or waiver of any provision of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by a party of the performance of any covenant, agreement, obligation, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, representation or warranty. A waiver by any party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time. No failure on the part of any party to exercise, and no delay in exercising, any right, power or privilege hereunder operate as a waiver thereof

19. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Facsimile transmission of any signed original document, and retransmission of any facsimile transmission, shall be the same as delivery of any original document. At the request of either party, the other parties shall confirm facsimile transmitted signatures by signing an original document.

20. Costs and Attorneys’ Fees. In the event Company or Seller institutes legal action for an alleged breach of this Agreement by the other Party and a breach shall be established, the prevailing party shall be entitled to recover, in addition to damages or other relief, its reasonable costs and expenses, including reasonable attorneys’ fees and court costs. As used herein, the term “prevailing party” shall mean the party which obtains the principal relief it has sought, whether by compromise settlement or judgment. If the party which commenced or instituted the action or proceeding shall dismiss or discontinue it without the concurrence of the other party, such other party shall be deemed the prevailing party.

21. Survival. The provisions set forth in Sections 6, 11, 14, 16 and 19 hereof shall survive termination of this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE FOLLOWING]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first set forth above.

COMPANY:

MERCURY MARQUIS HOLDINGS, LLC, a Nevada limited liability company

By:	/s/ Gary Patten
Name:	Gary Patten
Title:	President

BUYER:

ZAYO COLOCATION, INC., a Delaware corporation

By:	/s/ Scott Beer
Name:	Scott Beer
Title:	General Counsel & Secretary

ESCROW AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Matthew Sherman
Name:	Matthew Sherman
Title:	Vice President

EXHIBIT A

Escrow Agent Fees

EXHIBIT B-1

Certificate as to Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of [PARTY 1] and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit B-1 is attached, on behalf of MERCURY MARQUIS HOLDINGS, LLC

Name / Title	Specimen Signature

Tim Muir Name	/s/ Tim Muir Signature

Authorized Representative Title

Gary Patten Name	/s/ Gary Patten Signature

President Title

Name	Signature

Title

Name	Signature

Title

EXHIBIT B-2

Certificate as to Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of [PARTY 2] and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit B-2 is attached, on behalf of ZAYO COLOCATION, INC

Name / Title	Specimen Signature

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title

EXHIBIT C-2

CUSTOMER RENEWAL ESCROW AGREEMENT

THIS CUSTOMER RENEWAL ESCROW AGREEMENT (“Agreement”) is made as of the 30th day of December, 2011, by and among MERCURY MARQUIS HOLDINGS, LLC, a Nevada limited liability company (“Company”), ZAYO COLOCATION, Inc., a Delaware corporation (“Buyer”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as escrow agent (“Escrow Agent”).

RECITALS

The following recitals of fact are a material part of this Agreement:

A. Company and Buyer have entered into that certain Asset Purchase Agreement dated December     , 2011. (“Purchase Agreement”). Capitalized terms not defined herein are defined in the Purchase Agreement. The terms of the Purchase Agreement are incorporated herein by this reference.

B. As a condition of Section 2.4(b)(ii) of the Purchase Agreement, the parties to the Purchase Agreement have agreed to place One Million Eight Hundred Seventy Five Thousand Dollars ($1,875,000) in escrow for disbursement to Company or Buyer pursuant to the terms of this Agreement as described below.

In consideration of the foregoing recitals (which are incorporated herein), the mutual covenants herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by the parties by their execution hereof, the parties agree as follows.

1. Appointment of Escrow Agent. Company and Buyer hereby appoint Escrow Agent to act as escrow agent hereunder, and Escrow Agent hereby accepts such appointment and agrees to perform the duties of Escrow Agent hereinafter set forth, subject to the terms and conditions of this Agreement.

2. Delivery of Escrow Amount. Buyer shall deliver to Escrow Agent by wire transfer of immediately available funds the sum of One Million Eight Hundred Seventy Five Thousand Dollars ($1,875,000.00) (“Escrow Amount”). Escrow Agent shall acknowledge receipt of the Escrow Amount by a means acceptable to the Escrow Agent, which Escrow Amount shall be held and disposed of by Escrow Agent in accordance with the terms and conditions of this Agreement.

3. Maintenance of Escrow Amount. The Escrow Amount is to be held by Escrow Agent in a separate escrow account. The Escrow Agent will cause the Escrow Amount to be invested as soon as reasonably practicable, including interest and other income earned thereon, in a FDIC insured account or other account or investment consented to by Company and Buyer. All interest and other income earned on the Escrow Amount shall be paid to the party receiving the disbursement of funds hereunder.

4. Income Tax and Reporting

(a) The Parties agree that, for tax reporting purposes, all interest and other income from investment of the Escrow Property shall, as of the end of each calendar year and to the extent required by the Internal Revenue Service, be reported as having been earned by Company, whether or not such income was disbursed during such calendar year.

(b) Prior to closing, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Escrow Agent may request. The Parties understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Property.

(c) To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrow Property, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Property. The Parties, jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Property and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent. The indemnification provided by this Section 1.4(c) is in addition to the indemnification provided in Section 3.1 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

5. Reduction and Disbursement of Escrow Amount. On the occasion on which the Company has a good faith belief that it is entitled to payment of the full Escrow Amount (the “Claim”) pursuant to the provisions of the Purchase Agreement, the Company shall deliver to the Escrow Agent and Buyer a written request for the payment of such amount (a “Claim Notice”), which request shall identify in reasonable detail the facts and circumstances supporting the Claim, and such request shall be consented to by Buyer. Absent joint written instructions from the Buyer and Company specifying the agreement of the parties as to the action to be taken with respect to such Claim (“Payment Instructions”), Buyer or Company shall submit such matter to binding arbitration pursuant to the arbitration provisions of Section 7.16 of the Purchase Agreement or obtain a final decision of the Chosen Court, and deliver a copy of a final, non-appealable order of the court or binding arbitral award pursuant to which such court or arbitral body has determined whether and to what extent the Buyer or Company is entitled to the amount requested in such Claim Notice, and a notarized affidavit (the “Affidavit”) signed by the submitting party stating that (a) such decision is final and non-appealable (such notice, decision and statement, collectively, a “Determination Order”); and that (b) a copy of such Determination Order has been delivered by the Buyer or Company, as the case may be, to the other party concurrently with the delivery thereof to the Escrow Agent. Escrow Agent may conclusively rely on such Determination Order and Affidavit and may make the requested payment

6. Restrictions on Disbursement. Escrow Agent shall have no duty or obligation to disburse the Escrow Funds except in accordance with this Agreement.

7. Liability and Indemnification of Escrow Agent.

a. Escrow Agent shall not be liable to Company or Buyer, or any of their successors or permitted assigns, for any action or failure to act by Escrow Agent hereunder, except for Escrow Agent’s own gross negligence or willful misconduct. Company and Buyer each agree to jointly and severally indemnify and hold harmless Escrow Agent, and any successor or permitted assign, from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees, arising out of or in connection with this Agreement, except for claims against Escrow Agent that have been finally adjudicated to have been directly caused by the willful misconduct or gross negligence of the Escrow Agent.

b. The escrow agent shall not be liable, directly or indirectly, for any (i) damages, Losses or expenses arising out of the services provided hereunder, other than damages, losses or expenses which have been finally adjudicated to have directly resulted from the escrow agent’s gross negligence or willful misconduct, or (ii) special, Indirect or consequential damages or losses of any kind whatsoever (including without limitation lost profits), even if the escrow agent has been advised of the possibility of such losses or damages and regardless of the form of action.

c. Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature. Under no circumstances will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement. The Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow Agreement, whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

d. Escrow Agent is a depository only and is entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give any notice or receipt or advice or to make any statement or executing any document in connection with the provisions hereof has been duly authorized to so do. If Escrow Agent is in doubt as to what action it should take hereunder, Escrow Agent is entitled to deposit that portion of the Escrow Amount as to which it has such doubt with a court of competent jurisdiction and interplead the other parties for a determination of the matter. Escrow Agent shall not undertake such deposit and interpleader unless it has given Company and Buyer a written notice ten (10) days before such deposit and interpleader as to the intentions of Escrow Agent. Company and Buyer agree to reimburse Escrow Agent from the Escrow Amount for any expenses incurred in the event Escrow Agent interpleads all or a portion of the Escrow Amount.

e. In the event that any Escrow Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Property, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

f. Force Majeure: The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

g. The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the Parties or their respective agents, representatives, successors, or assigns. The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority. Concurrent with the execution of this Escrow Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit B-1 and Exhibit B-2 to this Escrow Agreement

8. Resignation. Escrow Agent may resign upon giving thirty (30) days’ prior written notice to Company and Buyer. A successor escrow agent (the “Successor”) shall be appointed by Company and Buyer within ten (10) days following the date of such resignation, failing which this such amount shall be interpleaded in accordance with Section 9 below. Any appointed Successor must execute, acknowledge and deliver to its predecessor escrow agent (the “Predecessor”) and Company and Buyer an instrument accepting such appointment and agreeing to the terms of this Agreement. The resignation of the Predecessor thereupon becomes effective and the Successor succeeds to the rights and duties of the Predecessor hereunder. The Predecessor will immediately deliver to the Successor the Escrow Amount, and all interest and other income earned thereon, and any documents then held by the Predecessor pursuant to this Agreement.

9. Fees. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit A, which compensation shall be paid equally by

Buyer and Seller. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event. If any amount due to the Escrow Agent hereunder is not paid within thirty (30) days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law. The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Property with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow.

10. Adverse Claims and Interpleader. In the event of any disagreement or the presentation of adverse claims or demands in connection with disbursement of the Escrow Amount, Escrow Agent is, at its option, entitled to refuse to comply with any such claims or demands during the continuance of such disagreement and may refrain from delivering any item affected hereby. In so doing, Escrow Agent shall not become liable to the other parties hereto due to its failure to comply with any such adverse claim or demand. Escrow Agent is entitled to continue, without liability, to refrain and refuse to act: (a) until all rights of the adverse claimants have been finally adjudicated by a court having jurisdiction over the parties and the items affected hereby, after which time Escrow Agent is entitled to act in conformity with such adjudication, or (b) until all differences have been adjusted by agreement and Escrow Agent has been notified thereof and has been directed in writing signed by Company and Buyer, at which time Escrow Agent is protected in acting in compliance therewith.

Escrow Agent shall have the right to interplead the funds held hereunder with a state or federal court having jurisdiction over Clark County, Nevada, in order to resolve any conflicting claims of Company and Buyer. If Escrow Agent shall elect to resign as Escrow Agent and no replacement escrow agent has been named, then Escrow Agent may either continue to act as Escrow Agent or interplead the funds with such court.

11. Assignment. None of the parties hereto may assign or transfer (voluntarily or involuntarily, whether by operation of law or otherwise) any of its rights or obligations under this Agreement without the prior written consent of the other parties.

12. Further Assurances. The parties will execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

13. Exhibits. The Exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in fully in this Agreement.

14. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

15. Governing Law, Venue. This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada without regard to choice of law rules. Any action to enforce or that arises out of or relates to any of the provisions of this Agreement shall be brought and heard exclusively in a court having jurisdiction over Clark County, Nevada, and the parties hereto hereby consent to the jurisdiction of said Court.

16. Entire Agreement. This Agreement constitutes the sole and entire agreement between the parties with respect to the transactions contemplated herein, and there are no other agreements or understandings, oral or written, between the parties with respect thereto. All previous negotiations and discussions have been fully integrated herein. This Agreement shall not be amended or modified except by writing signed by all the parties hereto.

17. Notices. Any notice, demand or other communication required or permitted hereunder shall be in writing and signed by the party giving such notice, and shall be deemed to be delivered when (a) personally delivery against signed receipt, (b) sent by facsimile, telecopier or similar transmission, at the number set forth below, followed immediately with mailing the same by regular United States mail, (c) deposited for overnight delivery with a nationally recognized overnight courier, or (d) deposited in the United States mail, sent by certified mail, postage prepaid and return receipt requested, and addressed to the following addresses. The parties may change their respective addresses and/or facsimile numbers for the receipt of notice hereunder by giving notice to the other party in accordance herewith.

To Company:	Mercury Marquis Holdings, LLC 289 Manzanita Ranch Lane Las Vegas, NV 89012 Attn: Gary Patten

With a copy to:	McDowell, Rice, Smith & Buchanan, P.C. 605 West 47th Street, Suite 350 Kansas City, Missouri 64112 Attn: Joe A. Harter

and:	The Muir Law Firm, LLC 10895 Lowell, Suite 210 Overland Park, KS 66210 Attn: Tim Muir

To Buyer:	Zayo Colocation, Inc. 400 Centennial Parkway, Suite 200 Louisville, CO 80027

With a copy to:	Gibson, Dunn & Crutcher, LLP 1801 California Street, Suite 4200 Denver, CO 80202 Attn: Steve Talley

To Escrow Agent:

Wells Fargo Bank, National Association

45 Broadway, 14th Floor

New York, NY 10006

Attention: Matthew Sherman;

Corporate, Municipal and Escrow Solutions

Telephone: (212) 515-1573

Facsimile: (212) 509-1716

18. Waiver. Any agreement on the part of a party to any extension or waiver of any provision of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by a party of the performance of any covenant, agreement, obligation, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, representation or warranty. A waiver by any party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time. No failure on the part of any party to exercise, and no delay in exercising, any right, power or privilege hereunder operate as a waiver thereof

19. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Facsimile transmission of any signed original document, and retransmission of any facsimile transmission, shall be the same as delivery of any original document. At the request of either party, the other parties shall confirm facsimile transmitted signatures by signing an original document.

20. Costs and Attorneys’ Fees. In the event Company or Seller institutes legal action for an alleged breach of this Agreement by the other Party and a breach shall be established, the prevailing party shall be entitled to recover, in addition to damages or other relief, its reasonable costs and expenses, including reasonable attorneys’ fees and court costs. As used herein, the term “prevailing party” shall mean the party which obtains the principal relief it has sought, whether by compromise settlement or judgment. If the party which commenced or instituted the action or proceeding shall dismiss or discontinue it without the concurrence of the other party, such other party shall be deemed the prevailing party.

21. Survival. The provisions set forth in Sections 6, 11, 14, 16 and 19 hereof shall survive termination of this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE FOLLOWING]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first set forth above.

COMPANY:

MERCURY MARQUIS HOLDINGS, LLC, a Nevada limited liability company

By:	/s/ Gary Patten
Name:	Gary Patten
Title:	President

BUYER:

ZAYO COLOCATION, INC., a Delaware corporation

By:	/s/ Scott Beer
Name:	Scott Beer
Title:	General Counsel & Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION

ESCROW AGENT:

By:	/s/ Matthew Sherman
Name:	Matthew Sherman
Title:	Vice President

EXHIBIT A

Escrow Agent Fees

EXHIBIT B-1

Certificate as to Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of [PARTY 1] and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit B-1 is attached, on behalf of MERCURY MARQUIS HOLDINGS, LLC

Name / Title	Specimen Signature

Tim Muir Name	/s/ Tim Muir Signature

Authorized Representative Title

Gary Patten Name	/s/ Gary Patten Signature

President Title

Name	Signature

Title

Name	Signature

Title

EXHIBIT B-2

Certificate as to Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of [PARTY 2] and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit B-2 is attached, on behalf of ZAYO COLOCATION, INC

Name / Title	Specimen Signature

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title

Exhibit D-1 — Assignment and Assumption Agreement

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Assignment”) is made as of the 30th day of December, 2011 (the “Effective Date”), by MERCURY MARQUIS HOLDINGS, LLC, a Nevada limited liability company (“Company”), and ZAYO COLOCATION, INC., a Delaware corporation (“Buyer”).

Concurrently with the execution and delivery hereof, pursuant to a certain Asset Purchase Agreement dated December 30, 2011 (the “Agreement”) between Company and Buyer, Company is conveying to Buyer all of Company’s right, title and interest in and to all assets of the Company except as excluded in the Agreement (the “Assigned Assets”). The terms and provisions of the Agreement are incorporated herein by this reference. Company and Buyer hereby reaffirm the representations, warranties and covenants contained in the Agreement. Nothing in this Assignment shall alter any liability or obligation of the Company or Buyer arising under the Agreement, which shall govern the representations, warranties and obligations of the parties with respect to the Assigned Assets. Any capitalized terms not defined herein shall have the definition set forth in the Agreement. The Assigned Assets are conveyed by the Agreement, this Assignment and a separate Bill of Sale.

ASSIGNMENT

Company does hereby sell, assign, transfer, set over and deliver unto Buyer, its successors and assigns, with warranty of title and subject to the limitations contained in the Agreement, right, title and interest in and to all rights of the Company under (i) all Contracts with customers for the purchase of products and/or services of the Business (the “Assigned Customer Contracts”) attached hereto as Exhibit A and (ii) all Contracts with vendors, suppliers, licensors and service providers relating to the Business (the “Assigned Vendor Contracts”) attached hereto as Exhibit B.

TO HAVE AND TO HOLD such Assigned Assets unto Buyer, its successors and assigns, forever.

ASSUMPTION

Buyer accepts the foregoing assignment and assumes and agrees to be bound by and to perform and observe all of the obligations, covenants, terms and conditions to be performed or observed under the Assigned Customer Contracts and Assigned Vendor Contracts only to the extent such obligations, covenants, terms and conditions arise after the Effective Date and do not arise from or relate to any breach, violation or default by Assignor of any provision of such Assigned Customer Contracts or Assigned Vendor Contracts prior to the Effective Date.

COUNTERPART COPIES

This Assignment may be executed in two (2) or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Assignment.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE FOLLOWING]

IN WITNESS WHEREOF, the parties have caused this Assignment to be executed as of the Effective Date.

BUYER:

ZAYO COLOCATION, INC., a Delaware corporation

By:	/s/ Scott Beer
Name:	Scott Beer
Title:	General Counsel & Secretary

COMPANY:

MERCURY MARQUIS HOLDINGS, LLC, a Nevada limited liability company

By:	/s/ Gary Patten
Name:	Gary Patten
Title:	President

EXHIBIT A

MarquisNet

List of Customers and Contract Terms

Customer Number	Customer Name	Contract Start	Contract End
10096	2c Processor USA LLC (Merchant Billing Services)	2/8/2010	2/8/2013
11145	Acumen Entertainment Group, Inc. (MovieGoods)	1/30/2010	1/30/2013
11120	All Management Corporation (All Student Loan)	12/1/2011	12/1/2012
11055	AllegianceMD Software Inc.	11/12/2011	11/12/2012
11183	America One (One Media Group)	11/1/2011	11/1/2012
11017	Anderson PC.com (Anderson Computer Systems)	4/28/2011	4/28/2012
11196	Anthony Martin	5/12/2011	5/12/2013
11061	Apartments 24-7	10/30/2011	10/30/2012
11029	Arogo.net	6/12/2010	6/12/2012
11053	Atlas Development	6/23/2011	6/23/2012
11149	Atomic Group (Atomic PC)	4/30/2011	4/30/2012
11105	Baja Broadband	2/8/2010	2/8/2012
11099	BankServ	7/26/2009	7/26/2012
11072	BBG Communications	11/7/2011	11/7/2012
11192	Bear Data Solutions Inc.	3/16/2011	3/16/2012
11191	Big Webbed Feet	1/21/2011	1/21/2013
10100	Bonus Interactive (Swish Marketing, Unbent Media)	2/8/2010	2/8/2012
11195	Box 3 Solutions	5/10/2011	5/10/2013
11108	Brian Ronald	11/30/2011	11/30/2012
11178	CBM LLC	7/29/2010	7/29/2012
11016	Clairvoyix	9/27/2011	9/27/2012
11147	ClinDatrix, Inc.	4/20/2010	4/20/2013
11151	Colo5 (Acosta)	7/1/2011	7/1/2013
11097	CompSpec	2/24/2011	2/24/2012
11163	CPS Insurance Services	7/20/2010	7/20/2012
11044	Critical Mention	7/29/2011	7/29/2012
11088	CRS Corporation (CRS & Associates)	8/1/2011	8/1/2013
11118	DarqFlare Enterprises	7/1/2011	7/1/2012
11186	DealerTrack	12/1/2011	12/1/2012
11138	Delos Insurance (Imperium Insurance Company)	9/15/2009	9/15/2012
11146	Designline Graphics, Inc.	2/20/2010	2/20/2013

Customer Number	Customer Name	Contract Start	Contract End
11008	Digital Design	9/18/2010	9/18/2012
11093	Dyno Nobel	7/30/2011	7/30/2012
11032	eBizAutos (Lookslike Inc)	1/16/2011	1/16/2012
11037	eCommLink	12/31/2008	12/31/2011
11194	Edit Solutions, LLC	4/15/2011	4/15/2013
11144	Eisenhower Medical Center	3/26/2010	3/26/2012
11132	Entertainme World, Inc.	5/8/2011	5/8/2012
11121	FiTECH	1/1/2011	1/1/2013
11060	Fortitude Technology (Mor Furniture)	11/8/2010	11/8/2012
11066	FreedomRocks, Inc	12/11/2011	12/11/2012
11042	G2 Web, Inc.	6/16/2011	6/16/2012
11119	Geneva Roth Ventures, Inc. (MMP Partners LLC.)	1/14/2012	1/14/2013
11109	Global Cash Card (World Processing)	2/8/2010	2/8/2013
11142	Global Rescue LLC	1/4/2010	1/4/2013
11197	Global Sharing Network	5/31/2011	5/31/2013
11077	Gracenote	4/13/2010	4/13/2012
11184	HealthCare Partners of Nevada (JSA Health Care Nevada)	2/25/2011	2/25/2014
11115	Healthy Concepts, Inc.	10/8/2011	10/8/2012
10049	Hibernia Media (mediaXstream)	4/17/2011	4/17/2013
11112	Ideal Image (LL Cosmetic Institute, Tampa Design Group)	2/15/2011	2/15/2012
11198	JSpace LLC	9/15/2011	9/15/2013
10094	K3 Systems	2/8/2010	2/8/2013
111006	KGM Direct	5/28/2011	5/28/2012
11154	Knoah Solutions Inc.	7/1/2010	7/1/2012
11050	Krispy Kreme (Westward Dough)	8/27/2011	8/27/2012
11182	LANAIR Group	10/27/2011	10/27/2012
10041	LeadRev	9/22/2011	9/22/2012
11086	Leaf Dynamic (Tucan Technologies, Withmomentum, LLC)	5/29/2011	5/29/2012
11111	Live Office, LLC.		Month to Month
11135	LivHOME, Inc.	8/6/2009	8/6/2012
11056	LM Capital Group	11/7/2011	11/7/2012
11134	Message Broadcast	6/9/2011	6/9/2012
11201	MetroDataPath	11/16/2011	No yet moved in
11054	MGA Entertainment	10/14/2011	10/14/2012

Customer Number	Customer Name	Contract Start	Contract End
11187	MNE Services, Inc.	11/9/2010	11/9/2013
11094	Netpros Technologies Inc. (Front Porch)	7/1/2011	7/1/2013
11095	NetSpend Corporation	8/18/2010	8/18/2012
11143	Nevada Title Company	2/10/2010	2/10/2013
10098	NextClient.com, Inc.	2/8/2010	2/8/2013
11033	Orange Geek (Raja Tech)	2/23/2011	2/23/2012
11057	Pacific Coast Companies	11/3/2011	11/3/2012
10099	Pay Junction (Messiahic, Inc.)	2/8/2010	2/8/2013
11200	Product Photography.com, LLC.	9/24/2011	9/24/2013
11188	Red Cedar Services, Inc.	11/12/2010	11/12/2013
11067	Research Affiliates	9/13/2011	9/13/2012
11139	Retrievex, Inc. (RIM Solutions)	8/13/2009	8/13/2012
11199	RxWorks Inc.	9/4/2011	9/4/2013
11090	Ryan Murphy	5/23/2011	5/23/2012
11189	SFS, Inc. (One Click Cash)	11/1/2010	11/1/2013
11085	Showcase Business Centers	6/1/2011	6/1/2013
11185	Solutions Thru Software	2/28/2011	2/28/2013
11181	Southland Credit Union	11/1/2010	11/1/2012
11104	Tecvar	8/22/2011	8/22/2012
10102	The Chip	2/8/2010	2/8/2012
10090	The Entrust Group	2/8/2010	2/8/2013
990006	The Selling Source	9/1/2010	9/1/2012
10097	The Sports Two, LLC. (MMJ Games)	2/8/2011	2/8/2012
11148	The Sullivan Group	2/25/2011	2/25/2012
11068	TheSportsPage.com (Beep Me Las Vegas, Sports Page TV)	1/5/2012	1/5/2013
11193	ThinkMail LLC	3/19/2011	3/19/2012
11164	Third Wave Technology Services, Inc.	6/26/2010	6/26/2012
11130	Time Warner	1/30/2012	1/30/2013
11015	Todd Huish	2/19/2010	2/19/2011
10075	United Online (Classmates.com, Memory Lane, MyPoints.com, Inc.)	5/1/2010	5/1/2012
11137	v Internet Corp LLC (AltCharge, GI Holdings)	8/7/2009	8/7/2012
11081	Visionwave	4/27/2011	4/27/2012
11180	Visterra Credit Union	11/13/2010	11/13/2012
11069	Wagonhound Investments (Nicholas Investment Partners)		Month to Month
11027	WorldLingo Translations, LLC.	1/19/2011	1/19/2014

EXHIBIT B

MARQUISNET

Contract List (Active Contracts Only)

Contract No.	Vendor Name	Address	Service Provided	Term	Start Date	End Date	Monthly Cost	Early term fee

1	Verizon Wireless	5175 Emerald Pkwy Dublin, OH 43017	Cellular	Fulfilled, Month to Month			$90.30	None

2	AT&T Mobility	PO Box 6463 Carol Stream, IL 60197	Cellular	All lines (6) except Brents Brent’s	10/12/2010 6/15/2010	10/12/12 6/15/2012	$509.31	185 each 75 Brent

3	Cox	750 N. Rancho Dr. Las Vegas, NV 89106	Internet bandwidth	48 mo	8/14/2009	8/14/2013	$17,250.55

4	TW Telcom	PO Box 172567 Denver, CO 80217	T1 for voice (ShoreTel) and 1gig bandwidth	24 mo	10/14/2010 12/09/2010	10/13/2012 12/08/2013	$3,088.52

5	Revco	3244 South 300 West Salt Lake City, UT 84115	Printer/copier/fax	60 mo.	9/23/2010	9/23/2015	$204.32	Remainder of contract

6	Alpine Water	6351 S. Hinson St. Suite A Las Vegas, NV 89118	Drinking water	Fulfilled, Month to Month, $109.34 for 3 months (paid quarterly)	11/15/2005		$36.41

7	Milller Rental	3990 W. Dewey Dr Suite 14 Las Vegas, NV 89118	Storage unit in parking lot	Month to Month	2006	None	$80.00	None

8	Orkin	PO Box 7161 Pasadena, CA 91109	Pest control	60 day notice for cancel	6/21/2006		$103.31

9	Jani-King of Las Vegas	File 51013 Los Angeles, CA 90074	Janitorial service	Annual	11/28/2006	11/28/2012	$370.99

10	Silver Star Telecom	16420 SE McGillivray Suite 103-233 Vancouver, WA 98683	Internet bandwidth	24 mo, now Month to Month w/60 day notice for cancel	Sep-09	Sep-11	$10,500.00

11	GTT	8484 Westpark Dr Suite 720 McLean, VA 22101	Internet bandwidth	12 mo, now Month to Month	10-Sep	11-Sep	$1,000.00

12	XO	8851 Sandy Pkwy Sandy, UT 84070	Internet bandwidth 1gig	24 mo, now Month to Month		9/11/2012	$3,591.78

13	XO	8851 Sandy Pkwy Sandy, UT 84070	Internet bandwidth OC3	24 mo, now Month to Month		6/17/2013	$2,851.00

14	McCarran Center, L.C.	2300 W. Sahara Avenue Suite 530 Box 1 Las Vegas, NV 89102-4368	Rent	10 year with 2, 5-year renewal options Approximate Rent for 2011	2/21/2010	2/21/2020	$41,000.00

15	McGladrey and Pullen, LLP	1455 Frazee Road, Suite 600 San Diego, CA 92108-4307	SOC 1, Type 2 Audit	Annual	12/1/2010	11/30/2011

16	ADT	PO Box 371956 Pittsburgh, PA 15250-7956	Alarm monitoring	1 yr, Will be cancelling this service after contract expires	2005	3/1/2012	$39.64

17	Rome Security Services	6 Sunset Way, Ste-B102 Henderson, NV 89014	After Hours Security	No contract, billed hourly at $18.95 for normal hours and $28.425 for Holiday

* Current invoice of $7,800 is referenced in Accounts Payable Schedule 2.3(a)(i)and final invoice (not yet received) is accrued for in Misc. Accrued Liabilties in Net Working Capital Estimate.

							$80,716.13

Proprietary and Confidential	December 29, 2011

Exhibit D-2 – Bill of Sale

THIS BILL OF SALE (the “Bill of Sale”) is made as of the 30th day of December, 2011 (the “Effective Date”), by MERCURY MARQUIS HOLDINGS, LLC, a Nevada limited liability company (“Company”), and ZAYO COLOCATION, INC., a Delaware corporation (“Buyer”).

Concurrently with the execution and delivery hereof, pursuant to a certain Asset Purchase Agreement dated December 30, 2011 (the “Agreement”) between Company and Buyer, Company is conveying to Buyer all of Company’s right, title and interest in and to all assets of the Company except as excluded in the Agreement (the “Assigned Assets”). The terms and provisions of the Agreement are incorporated herein by this reference. Company and Buyer hereby reaffirm the representations, warranties and covenants contained in the Agreement. Nothing in this Bill of Sale shall alter any liability or obligation of the Company arising under the Agreement, which shall govern the representations, warranties and obligations of the parties with respect to the Assigned Assets. Any capitalized terms not defined herein shall have the definition set forth in the Agreement. The Assigned Assets are conveyed by the Agreement, this Bill of Sale and a separate Assignment and Assumption Agreement.

BILL OF SALE

Company does hereby sell, assign, transfer, set over and deliver unto Buyer, its successors and assigns, with warranty of title and subject to the limitations contained in the Agreement, right, title and interest in and to the following Assigned Assets:

a. all equipment, materials, prototypes, tools, supplies, furniture, improvements, computer hardware and other tangible assets owned by the Company in connection with the operation of the Business including but not limited to the assets described on Exhibit A attached hereto;

b. Intellectual Property Rights and related goodwill owned, used or held for use by the Company in connection with the operation of the Business (“Assigned Intellectual Property Rights”) as described on Exhibit B attached hereto;

c. all rights, claims (including claims for past infringement or misappropriation of Intellectual Property Rights) and causes of action of the Company relating to the Business against other Persons (regardless of whether or not such claims and causes of action have been asserted by the Company), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by the Company and related to the Business (regardless of whether such rights are currently exercisable);

d. all Assigned Receivables;

e. all Business Records;

f. to the extent not covered above, any assets included in the calculation of Working Capital Assets;

g. all unpaid amounts on invoices dated January 1, 2012, as of the Closing Date, which were issued on December 15, 2011 as set forth on Schedule 2.1(a)(x), net of amounts that relate to services rendered prior to the Closing as further described in Section 2.2(a)(ix);

h. any prepaid expenses and any deposits, prepayments, guaranties, letters of credit and other security deposits held by the Company or by a third party on behalf of the Company in connection with the operation of the Business, including but not limited to, those shown on Schedule 2.1(a)(viii); and

i. all other tangible and intangible assets owned, used or held for use by Company that are related to the Business that the Buyer reasonably determines are necessary, appropriate or desirable in the operation of the Business after the Closing Date; including, without limitation, software licenses resident on or for laptops, desktops, servers, and other hardware and all customer application software (and related source code).

TO HAVE AND TO HOLD such Assigned Assets unto Buyer, its successors and assigns, forever.

COUNTERPART COPIES

This Bill of Sale may be executed in two (2) or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Bill of Sale.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE FOLLOWING]

IN WITNESS WHEREOF, the parties have caused this Bill of Sale to be executed as of the Effective Date.

BUYER:

ZAYO COLOCATION, INC., a Delaware corporation

By:	/s/ Scott Beer
Name:	Scott Beer
Title:	General Counsel & Secretary

COMPANY:

MERCURY MARQUIS HOLDINGS, LLC, a Nevada limited liability company

By:	/s/ Gary Patten
Name:	Gary Patten
Title:	President

EXHIBIT A

Assest List

Equipment	Quantityy	Manufacturer	Model	FA Category
FRONT LODBY
Badge Camera	1	Logitech	861116-0030	Computer Equipment
Card Printer	1	Fargo	44000	Computer Equipment
Card Scanner	1	IRIS	HCRSPlBCR201	Computer Equipment
Front Lobby Computer	1	Dell	Dimension 9200	Computer Equipment
Sign in Computer	1	Shuttle	XPC	Computer Equipment

KITCHEN
Compact Refrigerator	1	Danby	N/A	Furniture-Fixtures
Microwave	1	GE	P/N:3850W1D061G	Furniture-Fixtures
Refrigerator	1	Frigidaire	FRT186AWD	Furniture-Fixtures

CUSTOMER CUBICLES
Customer cubicle unit	12	Steelcase	PWR6024XX	Furniture-Fixtures
Switch	1	Dell	PowerConnect 2616	Computer Equipment

CONFERENCE ROOM
Adjustable purple chairs	16	Herman Miller	RE30A-HWBK4R06	Furniture-Fixtures
Non-adjustable purple chairs	5	Herman Miller	AD1OUB-MAHGBK4R06	Fumiture-Fixtures
Non-adjustable tan chairs	4	Herman Miller	ADIOUB-MAHGBK4X04	Furniture-Fixtures
Television 32”	1	Sony	KV-32825	Furniture-Fixtures

ADMIM OFFICE
Admin Computer (Bob)	1	Custom	Custom	Computer Equipment
Admin Computer (Michelle)	1	Custom	Custom	Computer Equipment
Admin Fax/Copir/Scanner	1	HP	Officejet 7210	Computer Equipment
Color Laser Priter	1	Xerox	Phaser 6120	Computer Equipment
Color Printer	1	HP	Officejet Pro K850	Computer Equipment
Monitor	2	Dell	2407WFP	Computer Equipment
Monitor	1	Dell	2405WFP	Computer Equipment
Monitor	1	Dell	3007WFP	Computer Equipment
Paper Shredder	1	Fellwes	PS-79Ci	Fumiture-Fixtures
WcightScale	1	Pelouze	4040	Furniture-Fixtures

NOC
2-post racks	~90			Disaster Recovery Center
4-post racks	~50			Disaster Recovery Center
Black cabinet shelf	1	HON	N/A	Furniture-Fixtures
Black Octobox desk	1	N/A	N/L	Furniture-Fixures
Blade Servers	6	Dell	PowerEdge 1955	Disaster Recovery Center
Chicago Eleclric Drill 1/2”	1	Chicago	7462	Disaster Recovery Center
Cisco 6509	2	Cisco	LV Switches	Computer Equipment
Cisco 7609	3	Cisco	LV/ LA Routers	Computer Equipment
Cisco 3750	2	Cisco	LV/ LA Switches	Computer Equipment
Cisco 2600	1	Cisco	LV Terminal Server	Computer Equipment
Custom servers	4	Custom	Custom	Disaster Recovery Center
DataTrax	1	Eallon	Forseer II	Disaster Recovery Center
DataTrax Switch	2	Maxa	Nport 6650-32	Disaster Recovery Center
Dewalt Hand Grinder	1	DcWalt	DW402	Disaster Recovery Center
Extech Instruments Insulation Meter (megger)	1	Extech	380360	Disaster Recovery Center
Fire Alarm System	1			Facility Improvements
Fluke 36 Clamp Meter	1	Fluke	36	Disaster Recovey Center
Fluke Cable tester	1	Fluke	DSP-4100	Disaster Recovery Center
Fluke Cable tester (Smart Remote)	1	Fluke	DSP-4100SR	Disaster Recovery Center
Hydraulic Crimper	1	N/A	N/A	Disaster Recovery Center
Hydrogen Detector	1			Disaster Recovery Center

Asset List

Equipent	Quantity	Manufacturer	Model	FA Category
Jensen Multimeter	1	Jensen	JTM-103	Disaster Recovery Center
Jensen telecom tool kit	1	Jensen		Disaster Recovery Center
Ladder rack	~500 ft			Disaster Recovery Center
Leak Detection System	1	PermAlert	AT40K	Disaster Recovery Center
Midtronics Celltron Ultra Universal Battery Analyzer	1	Midtronics	CTU-6000	Disaster Recovery Center
Milwaukee Band Saw	1	Milwaukee	6230	Disaster Recovery Center
Milwaukee Roto hammer drill & bits	1	Milwaukee	5368-1	Disaster Recovery Center
Monitor	2	Dell	2005WFP	Disaster Recovery Center
Monitor	1	ViewSonic	VP191b	Disaster Recovery Center
Monitor	1	Viewsonic	VP2030b	Disaster Recovery Center
Monitor 24”	4	Sceptre		Disaster Recovery Center
NOC Command console	1	Wrightline	N/A	Computer Equipment
NOC Computer (Brandon)	1	Custom	Custom	Computer Equipment
NOC Computer (Chris)	1	Custom	Custom	Computer Equipment
NOC Computer (Drew)	1	Custom	Custom	Computer Equipment
NOC Computer (Lester)	1	Custom	Custom	Computer Equipment
NOC Fax	1	Brother	Intellifax 2820	Computer Equipment
Off-white cabinet	2	HON	N/A	Furniture-Fixtures
Pizzabox servers	6	Custom	Custom	Computer Equipment
POE Switch	1	Netgar	GS748TP	Telephone Equipment
Power Drill 3/8”	1	Makita	6217D	Disaster Recovery Center
ProWatch Computer	1	Dell	Precision 370	Disaster Recovery Center
Ryobi Battery Power Drill 3/8”	1	Ryobi	SA14402	Disaster Recovery Center

Security System	1	Northern/ProWatch	2000/ProWatch Professional	Facilitiy Improvements
Shoretel	1	Shoretel	SG-90	Telephone Equipment
Shoretel	1	Shoretel	SG-TI	Telephone Equipment
Shoretel	1	Shoretel	SG-12	Telephone Equipment
Spam Firewall	1	Barracuda	Spam Firewall 300	Computer Equipment
Switch	1	Dell	PowerConnect 2624	ComputerEquipment
Switch	2	Dell	PowerConnect 2216	Computer Equipment
Tan cabinet	4	HON	N/A	Furniture-Fixtures
Tool Chest w/ Misc Tools	1	Many	Many	Disaster Recovery Center
TTC 2000C	1	TTC		Disaster Recovery Center
TTC310-1 DS1/DS0 ANALYZER	1	TTC	add on modules	Disaster Reeovery Center
TTC 310-10 0.821 RESULTS	1	TIC	add on module	Disaster Recovery Center
TTC 310-12-SC1 300 TRASMT/RECEIV	1	TTC	add on modules	Disaster Rccovery Center
TTC 310-14R-SC1300 STS1, OC1/3, RCV	1	TTC	add on modules	Disaster Recovery Center
TTC 310-14T-SC1300 STS1, OC1/3, TXM	1	TTC	add on modules	Disaster Recovery Center
TTC 310-3 DS1 INSERT/2ND DS3	1	TTC	add on modules	Disaster Recovery Center
TTC 310-5 DS3 JITTER	1	TTC	add on modules	Disaster Recovery Center
TTC 310-9B ENHAN DS1 TEST	1	TTC	add on modules	Disaster Recovery Center
TTC T-BERD 2310 DSO-DS-3 test set	1	TTC	2310	Disaster Recovery Center
TTC T-BERD 310 DSO-OC-12 test set	1	TTC		Disaster Recovery Center
VESDA	1	Dell	Optiplex GX 1 00	Disaster Recovery Center
VESDA	6	VESDA		Disaster Recovery Center

COLO FLOOR
19” cabs	66	Wrightline		Co-Location Assets
23” cabs	29	Wrightline		Co -Location Assets
2-post racks	~90			Co -Location Assets
4-post racks	~50			Co-Location Assets
Cage material	~2030 ft			Co-Location Assets
CCTV	31	Arecont	1.3 mp cameras	Co-Location Assets
CRAC Units	8	DataAire	DCU2234	Cn-Location Assets
CRAC Units	3	DataAire	DCU0734	Co-Location Assets
CRAC Units	2	DataAire	DACU5034	Co-Location Assets

Asset List

Equipment	Quantity	Manufacturer	Model	FA Category
CRAC Units	8	DataAire	DCU2634	Co-Location Assets
Dayton Dolly	1	Dayton	3W154B	Co-Location Assets
Dayton Palet Jack	1	Dayton	4YX96	Co-Location Assets
Hand Truck	1			Co-Location Assets
Ladder rack	~500 ft			Co-Location Assets
Lift Rite Palet Jack	1	Lift Rite	LR0655-A48	Co-Location Assets
PDU R with 4-42 pnl boards	1	PDI	PP13-4-225G-641	Co-Location Assets
PDU S & T	2	PowerWate	X2254263C	Co-Location Assets
PDU V with 4-42 pnl boards	1	PDI	PH13-4-1250-641	Co-Location Assets
PDU W & Z w/ 2-42 pnl boards	2	PDI	PDU 120-3-2250-21741-3	Co-Location Assets
PDU X & Y	2	PDI	PP13-4-225G-641	Co-Location Assets
Pre-Action Fire Suppression	1			Co-Location Assets
RPP A, B, C, D, E, F, M/N	7	PowerWare	RPP01-1-441-D2	Co-Location Assets
RPP G/H, J/K	2	PDI	PDU-410-1-0-11441-1	Co-Location Assets
RPP P1-4 ,Q1-4.	2	PowerWare	R44S22013240102	Co-Location Assets
Werner Extendable Ladder 7ft To 20ft.	1	Werner	D6220-2	Co-Location Assets
Werner Roller Ladder 7ft.	2	Werner	PT7406-4C	Co-Location Assets
				Co-Location Assets
POWER ROOM				Co-Location Assets
CRAC Units	1	DataAire	DACD3034	Co-Location Assets
DC Plant w/BDFB	2	Invensys	IPS-4600-A008	Co-Location Assets
SBM	1	PowerWare	14162302111	Co-Location Assets
Switchgcar	2	IEM		Co-Location Assets
UPS	5	PowerWare	9315-500	Co-Location Assets
UPS Battery cabinets	20	PowerWare	1085	Co-Location Assets
UPS Combiner Cabinet	1	PowerWare		Co-Location Assets
UPS distribution	1	IEM		Co-Location Assets
UPS mtc bypass cab	1	PowerWare		Co-Location Assets
Werner 6ft. Double sided Ladder	1	Werner	N/A	Co-Location Assets
Werner 6ft. Ladder	4	Werner	N/A	Co-Location Assets
Werner 7ft. Ladder	1	Werner	N/A	Co-Location Assets
Werner 8ft. Double sided Ladder	1	Werner	N/A	Co-Location Assets

BATTERY ROOM
CE Lift Table	1	Central Machinery	BS50D	Co-Location Assets
DC Plant batteries	48	Deka	AVR95-33	Co-Location Assets
UPS batteries	400	East Penn	31HR5000	Co-Location Assets
UPS Battery cabinets	20	PowerWare	1085	Co-Location Assets

WORK ROOM
Air Compressor	1	Kobalt	232177	Co-Location Assets
Bench Grinder	1	Central Machinery	37822	Co-Location Assets
Central Machinery Drill Press & vise & drill index	1	Central Machinery	43389	Co-Location Assets
Dayton Material Cart	1	Dayton	4ZJ27	Co-Location Assets
Halogen Flood Lamps	1	Commercial Electric	N/A	Co-Location Assets
Ridgid Wet DryVac	1	Rigid	E43484	Co-Location Assets
Westward Vice	1	Westward	4YT10	Co-Location Assets

CHILLER YARD
Chiller Pumps	3	Baldor		Co-Location Assets
Chillers	3	Trane	RTAA 240	Co-Location Assets
Generator	1	Caterpillar	3516B	Co-Location Assets

Asset List

Equipment	Quantity	Manufacturer	Model	FA Category
Switchgear for load bank etc	1	IEM		Co- Location Assets

ROOF
Air Handlers	3	Trane	TSCA008	Facility Improvements
Heat Pumps	3	Unknown		Facility Improvements

SOFTWARE
Exacq NVR - Security system sw	1	CCTV.net		Software Equipment
Class D Custom Web View Editor	1	Eaton		Software Equipment

EXHIBIT B

Assigned Intellectual Property Rights

Software licenses resident on or for laptops, desktops, servers, and other hardware and all customer application software (and related source code).

Exhibit E – Assignment and Assumption of Lease

MERCURY MARQUIS HOLDINGS LLC — ZAYO COLOCATION, INC.

ASSIGNMENT OF LEASE

THIS ASSIGNMENT OF LEASE, (the “Assignment”), dated as of this     day of December, 2011, is made by and between Mercury Marquis Holdings LLC, a Nevada limited liability company, having an address at 289 Manzanita Ranch Lane, Henderson, Nevada 89119 (“Assignor”); and Zayo Colocation, Inc., a Delaware corporation, having an address at 400 Centennial Parkway, Suite 200, Louisville, CO 80027 (“Assignee”) (collectively, Mercury Marquis Holdings and Zayo Colocation are referred to as the “Parties.”)

WHEREAS, Assignor is the tenant under that certain Lease Agreement dated January 12, 2009 (“Lease”) with McCarran Center, LC (“Landlord”) for the premises, Approximately 28,560 square feet in the building known as Building 19 located at 7185 Pollock Drive, Las Vegas, NV;

WHEREAS, the Lease provides, among other things, that the Lease shall not be assigned without the Landlord’s consent in writing;

NOW, THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Assignor assigns and transfers to Assignee all its right, title, and interest in and to the Lease and premises upon the execution of this agreement, subject to all of the terms and conditions contained in the lease; and Assignee accepts the assignment and assumes and agrees to perform as a direct obligation to Landlord, all the provisions of the Lease, until the present term of the lease expires, or until the expiration of any option term(s) exercised by Assignee, whichever occurs later. From the date of full execution herein below, Assignor shall have no further obligations or liability under the Lease.

2.	Assignor covenants, warrants and represents that: (a) the Lease is in full force and effect; (b) Assignor has performed all of its obligations up to the effective date of this Assignment; (c) Assignor has full right and power to execute this Assignment; and (d) the Lease has not been modified, supplemented or amended.

3.	Assignor hereby surrenders and assigns to Assignee, and Assignee hereby accepts the surrender and assignment from Assignor of, all of Assignor’s right, title and interest in, to and under the Lease, a copy of which is attached as Exhibit A and incorporated herein by reference.

4.	Assignee hereby assumes and agrees to be bound by and pay and perform all of the obligations, terms, covenants and conditions which, pursuant to the Lease, are to be observed, kept and/or performed by the Assignor, effective as of the date of this agreement.

5.	Assignor shall have no further obligations under the lease, and shall not be liable for any future performance of all terms, covenants and conditions of the Lease to be performed by Assignee and by Assignee’s successors and assigns thereunder.

6.	Landlord consents to the aforesaid Assignment of the Lease by Assignor to Assignee pursuant to Consent to Assignment attached hereto as Exhibit B and incorporated by reference herein.

7.	Nothing in this Assignment shall be deemed to authorize any assignment or other transfer in whole or in part of the interest of Assignee in violation of any provisions of the Lease.

8.	This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns.

IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption of Lease as of the date first written.

ASSIGNOR:

Mercury Marquis Holdings LLC

By:	/s/ Gary Patten	Date:	12/31/2011

Its:

ASSIGNEE:

Zayo Colocation, Inc.

By:	/s/ Scott Beer	Date:	12/31/2011

Its:

EXHIBIT A

DESCRIPTION OF LEASE AND ASSIGNED ITEMS

Lease Agreement dated January 12, 2009 by and between McCarran Center, L.C., a Nevada limited liability company (“Landlord”), and MarquisNet, LLC, a Nevada limited liability company (“Tenant”), for 28,560 square feet of Building 19 located at 7185 Pollock Drive, Las Vegas, Nevada 89119 (the “Lease”).

EXHIBIT B

CONSENT TO ASSIGNMENT